EXHIBIT 10-2(b)

SECOND AMENDED AND RESTATED REVOLVING
CREDIT AGREEMENT

among

CAL-MAINE FOODS, INC.,
as Borrower

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.
"RABOBANK NEDERLAND", New York Branch, as Administrative Agent

and

the banks and other lending institutions named herein

6 February 2002

CONFORMED COPY

[Incorporating First through Ninth Amendments]

TABLE OF CONTENTS

ARTICLE I.	AMOUNTS AND TERMS OF THE ADVANCES	8

Section 1.01	The Advances	8
Section 1.02	Making the Advances	8
Section 1.03	Commitment Fee	8
Section 1.04	Reduction or Termination of Revolving Credit Commitments	8
Section 1.05	Interest.	9
	(a) Interest Rate	9
	(b) Interest Period	9
Section 1.06	Increased Costs	10
Section 1.07	Evidence of Debt	10
Section 1.08	Use of Proceeds	10
Section 1.09	Letters of Credit	11
Section 1.10	Procedure for Issuing Letters of Credit	11
Section 1.11	Reimbursement	11
Section 1.12	Letter of Credit Fees	12

ARTICLE II.	TERMS OF PAYMENTS	12

Section 2.01	Repayment	12
Section 2.02	Prepayments.	12
	(a) Mandatory	12
	(b) Optional	13
Section 2.03	Payments and Computations.	13
Section 2.04	Pro Rata Treatment	13
Section 2.05	Sharing of Payments, etc	14
Section 2.06	Non-Receipt of Funds by the Administrative Agent	14

ARTICLE III.	CONDITIONS PRECEDENT	14

Section 3.01	Conditions Precedent to the Initial Advance	14
Section 3.02	Conditions Precedent to All Advances	16

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES	16

Section 4.01	Representations and Warranties of the Borrower	16

ARTICLE V.	COVENANTS OF THE BORROWER	18

Section 5.01	Affirmative Covenants	18
	(a) Compliance with Laws, etc	18
	(b) Payment of Taxes, etc	18
	(c) Preservation of Corporate Existence, etc	18
	(d) Keeping of Books	18
	(e) Visitation Rights	18
	(f) Maintenance of Properties, etc	19
	(g) Maintenance of Insurance	19
	(h) Working Capital	19
	(i) Tangible Net Worth	19
	(j) Total Funded Debt to Total Capitalization	19
	(k) Cash Flow Coverage Ratio	21
	(l) Reporting Requirements	22
	(m) Post Closing Items	23
Section 5.02	Negative Covenants	23
	(a) Guaranteed Indebtedness	23
	(b) Dividends, etc	23
	(c) Capital Expenditures	23
	(d) Maintenance of Ownership of Subsidiaries	23
	(e) Mergers, etc	23
	(f) Sales, etc. of Assets	24
	(g) Fiscal Year	24
	(h) Investments in Delta Egg	24
	(i) Investments in Non-Guarantor Subsidiaries	24
	(j) Indebtedness of Hillandale, LLC	25
	(k) Indebtedness of American Egg Products LLC	25
	(l) Liens of Hillandale, LLC	25
	(m) Liens of American Egg Products LLC	26
	(n) Liens of Borrower	26
	(o) Limitation on Restrictions on Subsidiaries	26
	(p) Affiliate Transactions	26

ARTICLE VI.	EVENTS OF DEFAULT	27

Section 6.01	Events of Default	27
Section 6.02	Remedies	28

ARTICLE VII.	DEFINITIONS AND ACCOUNTING TERMS	28

Section 7.01	Certain Defined Terms	28
Section 7.02	Terms	35

ARTICLE VIII.	THE ADMINISTRATIVE AGENT	35

Section 8.01	Appointment, Powers and Immunities	35
Section 8.02	Rights of Administrative Agent as a Bank	36
Section 8.03	Defaults	36
Section 8.04	Indemnification	36
Section 8.05	Independent Credit Decisions	37
Section 8.06	Several Commitments	37
Section 8.07	Successor Administrative Agent	37
Section 8.08	Administrative Agent Fee	38

ARTICLE IX.	MISCELLANEOUS	38

Section 9.01	Amendments, etc	38
Section 9.02	Notices, etc	38
Section 9.03	Waiver; Remedies	38
Section 9.04	Expenses and Taxes.	38
Section 9.05	Right of Set-off	39
Section 9.06	Severability of Provisions	39
Section 9.07	Binding Effect; Governing Law	39
Section 9.08	Consent to Jurisdiction; Process Agent.	39
Section 9.09	Security	40
Section 9.10	Entire Agreement; Amendment and Restatement; Ratification; Release	40
Section 9.11	Waiver	40

i

INDEX OF EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A	-	Form of Promissory Note

Exhibit B	-	Borrowing Base Certificate

Exhibit C	-	Compliance Certificate

Exhibit D	-	Franklin County Modification of Mortgage

Exhibit E	-	Hinds County First Modification of Mortgage

Exhibit B to Ninth Amendment	-	Borrower Pledge Agreement

Exhibit C to Ninth Amendment	-	Hillandale Security Agreement

Schedules:

Schedule 1	-	Amendments to Existing Credit Agreement

Schedule 2	-	Mortgages

ii

SECOND AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

Dated as of February 6, 2002

This SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT among CAL-MAINE FOODS, INC. (the "Borrower"), each of the banks or other lending institutions which is or which may from time to time become a signatory hereto or any successor or assignee thereof (individually, a "Bank" and, collectively, the "Banks"), and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND," NEW YORK BRANCH as administrative agent for itself and the other Banks (in such capacity, together with its successors in such capacity, the "Administrative Agent" and individually, herein "Rabobank").

R E C I T A L S:

A.  Borrower and Rabobank have entered into a Revolving Credit Agreement dated as of October 18, 1984, as amended by that certain Amendment dated as of September 29, 1985, that certain Amendment dated as of March 31, 1987, that certain Third Amendment to Revolving Credit Agreement dated as of December 31, 1987, that certain Amendment dated as of May 31, 1988, that certain Amendment and Waiver dated as of September 30, 1988, that certain Amendment dated December 31, 1988, that certain Amendment dated as of June 2, 1989, that certain Amendment dated as of June 30, 1989, and that certain Letter Amendment dated May 9, 1990 (the Revolving Credit Agreement, as the same has previously been amended, is hereinafter referred to as the "Original Revolving Credit Agreement").

B.  The Original Revolving Credit Agreement was amended and restated as of May 29, 1990 pursuant to that certain Amended and Restated Revolving Credit Agreement dated as of May 29, 1990 among Borrower, Rabobank and Barclays Bank PLC (New York) ("Barclays" and such Amended and Restated Revolving Credit Agreement, as the same has been amended by the documents described on Schedule 1, herein the "Existing Credit Agreement"). Pursuant to the Existing Credit Agreement, Barclays was added as a Bank thereunder.

C.  Borrower and Rabobank have entered into that certain Amended and Restated Term Loan Agreement dated as of May 29, 1990 (as the same may be amended, the "Term Loan Agreement") which amended and restated in its entirety that certain Term Loan Agreement dated as of May 15, 1986, between Borrower and Rabobank (as the same had previously been amended, herein referred to as the "Previous Term Loan Agreement").

D.  Borrower and Rabobank have entered into that certain Reimbursement and Credit Agreement dated as of December 1, 1987 (as the same has been amended, herein referred to as the "Egg Facility Reimbursement Agreement"). The total amount available to be drawn under the letter of credit issued pursuant to the Egg Facility Reimbursement Agreement has been drawn, such letter of credit has been terminated and returned to Rabobank and Borrower has otherwise satisfied all of its liquidated obligations arising under the Egg Facility Reimbursement Agreement as a result of such draw (the "Egg LC Termination").

E.  To secure certain of the obligations and indebtedness of Borrower to Rabobank under the Original Revolving Credit Agreement, the Previous Term Loan Agreement, the Egg Facility Reimbursement Agreement and the other documents executed in connection therewith, Borrower, Cal-Maine Farms, Inc., and Cal-Maine Egg Products, Inc. executed certain security agreements and mortgages (as amended but excluding the collateral documents executed in connection with the Egg Facility Reimbursement Agreement, such security agreements and mortgages herein called, the "Original Collateral Documents").

F.  To induce Rabobank to continue to extend credit to the Borrower, the Borrower granted to Rabobank security interests and liens in the real properties described on Schedule 1 to the Term Loan Agreement and the personal property relating thereto (the "New Properties").

G.  To induce Barclays to enter into the Existing Credit Agreement, Borrower, Cal-Maine Farms, Inc., and Cal-Maine Egg Products, Inc. granted security interests and liens to Barclays in the New Properties, to the extent applicable, and in the properties covered by the Original Collateral Documents (herein for purposes of these Recitals the "Existing Properties" and together with the New Properties herein referred to for purposes of these Recitals as the "Properties").

H.  Rabobank and Barclays entered into that certain Intercreditor Agreement dated May 29, 1990 (the "First Intercreditor Agreement") pursuant to which Rabobank and Barclays set forth therein their respective rights and priorities in and with respect to the Properties and appointed Rabobank as agent for itself and Barclays (in such capacity herein referred to as the "Agent") to act as agent with respect to the Properties as therein provided.

I.  To facilitate the collateral arrangements contemplated by the Existing Credit Agreement, the Term Loan Agreement, the Egg Facility Reimbursement Agreement and the First Intercreditor Agreement, Rabobank has assigned all of its right, title, and interest in and to the Original Collateral Documents to the Agent pursuant to that certain Assignment Agreement dated May 29, 1990 (as the same may be amended, herein the "Assignment"); provided that with respect to that certain Collateral Pledge Agreement dated October 17, 1984 executed by Borrower, Cal-Maine Farms, Inc. and Cal-Maine Egg Products, Inc. for the benefit of Rabobank which is an Original Collateral Document, Rabobank, Borrower, Cal-Maine Farms, Inc. and Cal-Maine Egg Products, Inc. only amended the terms thereof to provide that both Rabobank and Barclays shall be pledgees thereunder pursuant to that certain Amendment to Collateral Pledge Agreement and Assignment of Interest dated the date hereof (such Collateral Pledge Agreement, as amended, herein the "Pledge Agreement" and together with the Collateral Chattel Mortgage Note pledged pursuant thereto and the Act of Collateral Chattel Mortgage on Inventory dated October 17, 1984 executed by Borrower, Cal-Maine Farms, Inc. and Cal-Maine Egg Products, Inc. in connection therewith, herein collectively referred to as the "Louisiana Collateral Documents").

J.  Barclays assigned all of its right, title, interest and obligations under the Loan Documents (as defined in the Existing Credit Agreement) to Trust Company Bank, a Georgia state banking corporation (now know as SunTrust Bank, Atlanta and herein "SunTrust") pursuant to that certain Assignment and Assumption Agreement dated October 1, 1991 between Barclays and SunTrust.

K.  Borrower requested that Rabobank issue a letter of credit pursuant to the terms and provisions of that certain Reimbursement and Credit Agreement dated as of May 1, 1992 between the Borrower and Rabobank (as the same may be amended or otherwise modified herein the "Dairy Facility Reimbursement Agreement") in order to provide credit and liquidity support for $2,900,000.00 of Hinds County, Mississippi, Adjustable Rate Demand Industrial Revenue Bonds, Series 1992 (Taxable), Cal-Maine Foods, Inc., Dairy Project.

L.  Borrower executed and delivered that certain Term Loan Note dated November 5, 1993 payable to the order of Rabobank in the original principal amount of $1,000,000 (as the same may be amended or otherwise modified, therein the "New Term Note" and the New Term Note, collectively with the Dairy Facility Reimbursement Agreement, the Existing Credit Agreement, the Term Loan Agreement and the Egg Facility Reimbursement Agreement, herein the "Original Credit Agreements").

M.  Harris Trust and Savings Bank ("Harris") became a Bank under the Existing Credit Agreement pursuant to the Seventh Amendment to Loan Documents (including Modification to Mortgages and Deeds of Trust) dated April 30, 1996.

N.  To secure certain of the obligations and indebtedness of Borrower, Cal-Maine Farms, Inc., Cal-Maine Egg Products, Inc., Cal-Maine Partnership, Ltd. and CMF of Kansas-LLC to each of Rabobank, SunTrust, Harris and the Agent under the Original Credit Agreements and the other documents executed in connection therewith, the Borrower, Cal-Maine Farms, Inc., Cal-Maine Egg Products, Inc., Cal-Maine Partnership, Ltd. and CMF of Kansas-LLC executed the following documents:

(a)  the Louisiana Collateral Documents;

(b)  Amended and Restated Security Agreement dated May 29, 1990 executed by Borrower for the benefit of the Agent;

(c)  Amended and Restated Security Agreement dated May 29, 1990 executed by Cal-Maine Farms, Inc. for the benefit of the Agent;

(d)  Amended and Restated Security Agreement dated May 29, 1990 executed by Cal-Maine Egg Products, Inc. for the benefit of the Agent;

(e)  Security Agreement dated June 1, 1995 executed by Cal-Maine Partnership, Ltd. for the benefit of the Agent;

(f)  Security Agreement dated June 3, 1997 executed by CMF of Kansas-LLC for the benefit of the Agent (the documents described in the foregoing clauses (a) through (f) herein the "Existing Security Agreements");

(g)  That certain Mortgage, Security Agreement and Financing Statement dated May 15, 1986 executed by Borrower and Cal-Maine Farms, Inc. for the benefit of Rabobank and filed in real property records as reflected on Schedule 2 hereto (such mortgage, as the same has been assigned to the Agent and otherwise modified, and as the same may be further amended or otherwise modified, herein the "Borrower Mortgage");

(h)  That certain Mortgage, Security Agreement and Financing Statement dated May 15, 1986 executed by Cal-Maine Farms, Inc. for the benefit of Rabobank and filed in the real property records as reflected on Schedule 2 hereto (such mortgage, as the same has been assigned to the Agent and otherwise modified, and as the same may be further amended or otherwise modified, herein the "Cal-Maine Mortgage");

(i)  Multiple copies of a Mortgage, Deed of Trust, Future Advance Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement dated May 29, 1990 executed by Borrower and Cal-Maine Farms, Inc. for the benefit of the Agent, covering certain properties located in New Mexico, Alabama, Kansas, Oklahoma, Texas, North Carolina, Texas and Arkansas and filed in the real property records as reflected on Schedule 2 hereto (as the same have been and may hereafter be amended, the "New Mortgages");

(j)  Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement dated as of May 1, 1992 executed by the Borrower for the benefit of Rabobank in its capacity as a creditor under the Term Loan Agreement, the Dairy Facility Reimbursement Agreement and the Egg Facility Reimbursement Agreement and as a revolving bank under the Original Revolving Credit Agreement, filed for record in the Real Property Records of Hinds County, Mississippi in Book 244, Page 98 on May 20, 1992 (as the same have been and may hereafter be amended, the "Dairy Facility Deed of Trust");

(k)  Assignment of Leasehold Interest dated May 1, 1992 executed by Borrower for the benefit of Rabobank as a creditor under the Dairy Facility Reimbursement Agreement, filed for record in the Real Property Records of Hinds County, Mississippi in Book 0397, Page 657 on May 20, 1992 (as the same have been and may hereafter be amended, the "Dairy Facility Assignment" and all of the documents listed in items (a) through (k) of this Recital N, as the same have been and may hereafter be amended, herein the "Existing Collateral Documents");

(l)  Assignment of Leasehold Interests dated December 1, 1987 executed by Borrower for the benefit of Rabobank as a creditor under the Dairy Facility Reimbursement Agreement, filed for record in the Real Property Records of Hinds County, Mississippi, in Book 0354, Page 674 on December 22, 1987 (as the same have been and may hereafter be amended, the "Egg Facility Assignment" and as a result of the Egg LC Termination, the Egg Facility Assignment has been released).

O.  To facilitate the collateral arrangements contemplated by the Existing Collateral Documents, Rabobank, SunTrust, Agent and Harris entered into that certain Amended and Restated Intercreditor Agreement dated April 14, 1995 which amended and restated the First Intercreditor Agreement in its entirety (the "Second Intercreditor Agreement").

P.  The real properties located in Smith County, Texas, Morgan County, Alabama and Caldwell County, Texas which are covered by the New Mortgages filed in those jurisdictions (the "Released Properties") have been sold to a third party and the liens created by the New Mortgages on the Released Properties have been released.

Q.  Cal-Maine Farms, Inc. transferred to Borrower all of its assets located in Kansas and New Mexico, including, without limitation, all of its interest in the real property described in the Mortgages identified as items 3(d) and 3(e) on Schedule 2 hereto.

R.  Cal-Maine Farms, Inc. and Borrower have created Cal-Maine Partnership, Ltd. as a Texas limited partnership ("CM Partnership"). In connection with the formation of CM Partnership, Borrower and Cal-Maine Farms, Inc. transferred all the assets each of them owns in Kentucky, Ohio and Texas to CM Partnership, including, without limitation, the real property described in the New Mortgages identified as items 3(g), (h) and (i) on Schedule 2 hereto; provided that the documentation effectuating the transfers in Kentucky and Ohio were not recorded in the applicable real property records. In return for the foregoing transfers to CM Partnership, Cal-Maine Farms, Inc. required a 99% limited partnership interest in CM Partnership and Borrower obtained a 1% general partnership interest in CM Partnership.

S.  Borrower also transferred all its assets located in Alabama, Arkansas, North Carolina and South Carolina to Cal-Maine Farms, Inc., including, without limitation, all of its interest in the real property described in the Mortgages identified as items (1), (2), (3)(a), (b), (c) and (f) on Schedule 2 hereto; provided, that, the documentation effectuating the transfers in Alabama, Arkansas and North Carolina were not filed of record in the applicable real property records.

T.  Metropolitan Life Insurance Company ("MetLife") and Borrower entered into that certain Loan Agreement dated March 19, 1992 (the "Existing MetLife Loan Agreement") and to secure the obligations, indebtedness and liabilities arising in connection with the Existing MetLife Loan Agreement, Borrower executed that certain Act of Collateral Mortgage and Security Agreement dated as of March 19, 1997 filed for record with the St. Helena Clerk of Court, St. Helena Parish, Louisiana in COB 195, Page 611 and MOB 143, Page 355 on March 20, 1992 (as the same may have been modified, and collectively with the Act of Pledge of Collateral Mortgage Note executed in connection therewith, the "Existing MetLife Mortgage").

U.  Borrower and the Guarantors (as defined herein) requested that First South Production Credit Association and MetLife (together the "Noteholders") purchase notes issued by Borrower pursuant to that certain Note Purchase Agreement dated December 18, 1997 (as the same may be amended, restated or otherwise modified, herein the "Note Agreement").

V.  The Noteholders purchased the amounts owed under the Existing MetLife Loan Agreement and the Term Loan Agreement (the "Existing Term Obligations"). As a result, Rabobank and MetLife assigned to the Noteholders the Existing Term Obligations and all of their respective interests with respect to (i) the Existing MetLife Loan Agreement, the Term Loan Agreement, the notes issued pursuant thereto and the liens and security interests granted under the Existing Collateral Documents and the Existing MetLife Mortgage to the extent directly securing the Existing Term Obligations as contemplated by Recital W below and (ii) any guaranties securing the payment of the Existing Term Obligations. The Note Agreement and the notes issued pursuant thereto amended and restated the Existing MetLife Loan Agreement, the Term Loan Agreement and the notes issued pursuant thereto in their entity, but did not extinguish the Existing Term Obligations which continue outstanding under the terms of the Note Agreement and the notes issued pursuant thereto. The Note Agreement also governs, and the notes issued pursuant thereto also evidence, additional amounts advanced to Borrower thereunder, the proceeds of which are used by Borrower for general corporate purposes.

W.  To induce the Noteholders to purchase the notes under the Note Agreement and in furtherance of the assignments to the Noteholders described in Recital V above, Borrower and the Guarantors provided security interests and liens in (or, with respect to the existing liens and security interests granted pursuant to the Existing Collateral Documents and the Existing MetLife Mortgage securing the Existing Term Obligations, continue such liens and security interests in), among other property, the following to secure the obligations, indebtedness and liability of Borrower and the Guarantors to the Noteholders under the Note Agreement and the documents executed in connection therewith on a pari passu basis with the obligations, indebtedness and liability of Borrower and the Guarantors to the Agent and the Banks:

(a)  the personal property covered by the Existing Security Agreements;

(b)  the property located in or near Edwards, Hinds County, Mississippi covered by the Egg Facility Assignment and the Dairy Facility Deed of Trust;

(c)  the property located in or near Bethune, Kershaw County, South Carolina covered by the Borrower Mortgage and Cal-Maine Mortgage;

(d)  the property located in or near Lincoln, Washington County, Arkansas, Adair County, Oklahoma and Albuquerque, Bernalillo County, New Mexico covered by the New Mortgages;

(e)  the property located in or near Greensburg, St. Helena Parish, Louisiana covered by the Existing MetLife Mortgage; and

(f)  certain additional properties located in or near Hammond, Tangipahoa Parish, Louisiana.

X.  To accomplish the grants and continuations described in the foregoing Recital W, the following documents were executed and delivered:

(a)  that certain Consolidated, Amended and Restated Security Agreement dated December 18, 1997 among Borrower, each Guarantor and the Agent (such security agreement, as the same may be amended or otherwise modified, the "Consolidated Security Agreement"), which amended and restated the Existing Security Agreements in their entirety but did not extinguish the liens and security interest granted pursuant thereto, which liens and security interests continue under the terms of the Consolidated Security Agreement;

(b)  that certain Assignment of Liens dated December 18, 1997 executed by Rabobank in favor of the Agent assigning Rabobank's rights to the Dairy Facility Deed of Trust;

(c)  that certain Notarial Act of Transfer, Endorsement and Assignment of Note, Related Rights, and Collateral and Security Documents dated December 18, 1997 executed by MetLife in favor of the Agent assigning its rights to the Existing MetLife Mortgage to the Agent;

(d)  Multiple copies of a Mortgage, Line of Credit Mortgage, Deed of Trust, Future Advance Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement dated December 18, 1997 which (i) amended and restated in their entirety (but did not extinguish the liens and security interests granted pursuant to) the Existing MetLife Mortgage, Borrower Mortgage, the Cal-Maine Mortgage, the Dairy Facility Deed of Trust and the New Mortgages filed in Lincoln, Washington County, Arkansas and Albuquerque, Bernalillo County, New Mexico and the New Mortgage covering the property located in Adair County, Oklahoma and (ii) grant liens on the property located in or near Edwards, Hinds County, Mississippi covered by the Egg Facility Assignment and the additional properties located in or near Hammond, Tangipahoa Parish, Louisiana (as executed by the owner of the applicable property, as filed in the real property records of St. Helena Parish, Louisiana, Kersaw County, South Carolina, Hinds County Mississippi, Washington County, Arkansas, Adair County, Oklahoma, Tangipahoa Parish, Louisiana and Bernalillo County, New Mexico and as the same may hereafter be amended or otherwise modified, the "Shared Mortgages"); and

(e)  That certain Second Amended and Restated Intercreditor Agreement dated December 18, 1997 among Agent, the Banks and the Noteholders, which amended and restated the Second Intercreditor Agreement in its entirety (as consented and agreed to by the Borrower and the Guarantors and as the same may be amended or otherwise modified, the "Intercreditor Agreement").

Y.  Cal-Maine Egg Products, Inc. ceased operations in May of 1998. On June 15, 1999, Cal-Maine Egg Products, Inc. was dissolved and its assets were transferred to Borrower.

Z.  The real property located in Reno County, Kansas has been released pursuant to (i) a Release of Mortgage and Amendments Thereto dated May 18, 1998 and (ii) a Partial Release of Recorded Lien dated February 1999 and filed for record with the Reno County Register of Deeds, Book 327, Page 564 on February 25, 1999.

AA.  The real property located in Clay County, Alabama and Fayette County, Texas has been released pursuant to (i) a Total Release of Recorded Lien dated May 31, 2001 and filed for record with the Judge of Probate in Clay County, Alabama, Record R212, Page 58-59 on June 27, 2001 and (ii) a Total Release of Recorded Lien dated May 31, 2001 and filed for record with Fayette County, Texas County Clerk, Volume 1137, Page 301 on June 27, 2001, respectively.

BB.  The Borrower and the Guarantors have advised the Administrative Agent and the Banks that Events of Default have occurred under subsections 6.01(c) and 6.01(d) of the Existing Credit Agreement as a result of the following (the events of default occurring as a result of the following, herein the "Existing Defaults"): (a), with respect to subsection 6.01(c), (i) the Borrower's failure to comply during the period from September 1, 2001 to December 1, 2001 with the requirement under subsection 5.01(j) of the Existing Credit Agreement that the ratio of Total Funded Debt to Total Capitalization must not exceed 70% at any time (the "Total Funded Debt to Total Capitalization Covenant"), and (ii) the Borrower's failure to comply with the prohibitions under subsection 5.02(a) of the Existing Credit Agreement as a result of each Guarantor's guarantee of the Debt incurred by the Borrower pursuant to the Harris Term Agreement (the "Guaranteed Indebtedness Covenant"), and (b), with respect to subsection 6.01(d), the occurrence of events of default under the Note Agreement and the Dairy Facility Reimbursement Agreement occurring as a result of the cross default thereunder to the Existing Credit Agreement and as a result of the failure of the Borrower to comply with certain of the financial covenants thereunder as of and for certain periods beginning on September 2, 2001 and ending on the date hereof.

CC.  SunTrust has assigned to each of Harris and First South Farm Credit, ACA ("First South") 50% of its existing commitment under the Existing Credit Agreement and 50% of the advances it had made which were outstanding thereunder. As a result, SunTrust is no longer a party to the Existing Credit Agreement, Harris has increased its commitment under the Existing Credit Agreement to $10,000,000 and First South has become a Bank under the Existing Credit Agreement with a $5,000,000 commitment.

DD.  Borrower has entered into that certain Agreement to Form a Limited Liability Company, Transfer Assets Thereto, and Purchase Units of Membership Therein dated July 28, 2005 (the "Hillandale Agreement") with Hillandale Farms of Florida, Inc. and Hillandale Farms, Inc. (together the "Hillandale Companies") and Jack E. Hazen, Jack E. Hazen, Jr., Homer E. Hunnicut, Jr., Orland R. Bethel and Dorman W. Mizell. Pursuant to the Hillandale Agreement:

1. A new Florida limited liability company has been formed by the Hillandale Companies named "Hillandale, LLC" (herein "New Co");

2. Each of the Hillandale Companies have contributed certain assets and liabilities identified in the Hillandale Agreement to New Co in return for the issuance of membership interests in New Co (the "Contribution");

3. The Borrower has acquired from the Hillandale Companies fifty one percent of the membership interest issued by New Co for cash (the "Initial Equity Acquisition") and has agreed pursuant to the Hillandale Agreement to acquire the remaining forty nine percent of the membership interest issued by New Co over a period of four years; and

4. Prior to the Initial Equity Acquisition, the Borrower owned approximately forty four percent of American Egg Products LLC and the Hillandale Companies owned approximately twenty seven percent of American Egg Products LLC. As a result of the Initial Equity Acquisition, American Egg Products LLC has become a "Subsidiary" of the Borrower (the transaction described in clauses 1., 2., 3 and 4., herein the "Hillandale Transactions").

EE.  As of the date of this Amendment, the Borrower has repaid in full the amounts outstanding under the Harris Term Agreement.

FF.  Borrower, Rabobank, Harris, and First South now wish to amend and restate the Existing Credit Agreement in its entirety as herein set forth and to waive the Existing Defaults.

Article I.

Amounts and Terms of the Advances

Section 1.01  The Advances. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make advances (such advances and the advances outstanding under Section 1.01 of the Existing Credit Agreement on the date hereof (which are herein the "Existing Advances") are herein collectively referred to as the "Advances") to the Borrower from time to time during the period from the date hereof to and including the Termination Date (this and certain other capitalized terms are defined in Section 7.01), provided that (a) at any time the aggregate outstanding amount of the Advances and Credit Liabilities shall not exceed the lesser of (i) the Revolving Credit Commitments, as such amount may be reduced pursuant to Section 1.04, or (ii) the Borrowing Base; and (b) at any time the aggregate outstanding amount of a Bank's Advances and its pro rata portion (determined based on the Revolving Credit Commitments) of the Credit Liabilities shall not exceed its Revolving Credit Commitment. Each Advance shall be in an amount not less than $500,000.00. Advances made by each Bank shall be made and maintained at such Bank's Applicable Lending Office. Within the limits of the Revolving Credit Commitments, the Borrower may borrow, prepay pursuant to Section 2.02 and reborrow under this Section 1.01.

Section 1.02  Making the Advances. Each Advance shall be made on notice from the Borrower to the Administrative Agent, which notice shall: (i) be irrevocable, (ii) only be effective if received by the Administrative Agent not later than 11:00 A.M. (New York City time) on a Business Day (any notice received after such time shall be deemed to be received on the next Business Day); (iii) specify the date of the requested advance (which must be a Business Day on or after the effective date of the receipt of the notice) and the amount thereof; and (iv) select the Interest Period therefor pursuant to Section 1.05(b). The Administrative Agent shall promptly notify the Banks of the content of each such notice. Not later than 2:00 P.M. (New York City time) on the date of the requested Advance and upon fulfillment of the applicable conditions set forth in Article III, each Bank will make available the amount of the Advance to be made by it on such date to the Administrative Agent, at the Principal Office, in immediately available funds, for the account of the Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by no later than 3:00 P.M. (New York City time): (a) by depositing the same, in immediately available funds, in an account of the Borrower (designated by the Borrower) maintained with the Administrative Agent at the Principal Office or (b) as the Borrower may otherwise direct.

Section 1.03  Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Bank a commitment fee on the average daily unused portion of the Revolving Credit Commitments from the date hereof until the Termination Date, at a per annum rate equal to the Commitment Fee Rate, payable quarterly on the last day of each calendar quarter during the term of the Revolving Credit Commitments, commencing on March 31, 2002 and ending on the Termination Date. As used herein, the term "Commitment Fee Rate" means (a) 0.5% through and including December 31, 2004 and (b) with respect to any calendar quarter ending after December 31, 2004: (i) 0.50% if as of the end of such quarter the Usages for the quarter is less than 50%; and (ii) 0.25% if as of the end of the quarter the Usage for the quarter is more than or equal to 50%. The term "Usage" means a percentage determined as of the end of a calendar quarter by dividing (a) the average daily outstanding amount of the Advances and Credit Liabilities for such quarter by (b) the average daily amount the Revolving Credit Commitments for such quarter and multiplying the resulting quotient by 100.

Section 1.04  Reduction or Termination of Revolving Credit Commitments. The Borrower shall have the right, upon at least five (5) Business Days notice to the Administrative Agent, to terminate in whole or reduce in part the unused portion of the Revolving Credit Commitments, provided that each partial reduction shall be in the amount of $500,000 or an integral multiple thereof, and provided further that the Borrower shall simultaneously prepay the amount by which the unpaid principal amount of the Advances exceeds the Revolving Credit Commitments (after giving effect to such notice) plus accrued and unpaid interest on the principal amount so prepaid together with all other amounts due pursuant to Section 9.04(b) as a result of such prepayment. Borrower may not terminate the Revolving Credit Commitments while Letters of Credit are outstanding and Borrower may not reduce the Revolving Credit Commitments below an amount equal to the aggregate unused portion of the stated amount of the Letters of Credit then outstanding. The Revolving Credit Commitments may not be reinstated after they have been terminated or reduced unless this Agreement is amended in accordance with the terms hereof to permit such reinstatement.

Section 1.05  Interest.

(a)  Interest Rate. The Borrower shall pay to the Administrative Agent for the account of each Bank interest on the unpaid principal amount of each Advance made by such Bank during each Interest Period for such Advance, payable quarterly on the last day of each calendar quarter and on the last day of such Interest Period at an interest rate equal to the Applicable Margin above the Term Federal Funds Rate; provided that such rate shall in no event be higher than the maximum interest rate permitted by law; and provided further that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, at the Default Rate. No provision of this Agreement or the Notes shall require the payment or permit the collection of interest in excess of the maximum rate permitted by applicable law:

(i)  If the amount of interest computed without giving effect to this provision of Section 1.05(a) and payable on any interest payment date in respect of the preceding interest computation period would exceed the amount of interest computed in respect of such period at the maximum rate of interest from time to time permitted (after taking into account all consideration which constitutes interest) by laws applicable to a Bank (such maximum rate being the "Maximum Permissible Rate"), the amount of interest payable to such Bank on such date in respect of such period shall be computed at the Maximum Permissible Rate.

(ii)  If at any time and from time to time (A) the amount of interest payable to a Bank on any interest payment date shall be computed at the Maximum Permissible Rate pursuant to the preceding clause (i) and (B) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Bank would be less than the amount of interest payable to such Bank computed at the Maximum Permissible Rate, then the amount of interest payable to such Bank in respect of such subsequent interest computation period shall continue to be computed at the Maximum Permissible Rate until the amount of interest which would have been payable to such Bank if the total amount of interest had been computed without giving effect to this provision of Section 1.05(a).

(b)  Interest Period. The period between the date of each Advance and the date of payment in full of such Advance shall be divided into successive periods the duration of which are determined as herein after described, each such period being an "Interest Period" for such Advance. The Interest Periods in effect for the advances outstanding under the Existing Credit Agreement on the effective date hereof shall terminate as of such date, new three (3) month Interest Periods shall begin as of such date, and to the extent any Bank incurs additional losses, costs, or expenses due to the termination of such Interest Periods Borrower agrees to compensate such Bank in accordance with Section 9.04(b). The initial Interest Period for each Advance shall begin on the day of such Advance (or with respect to the Existing Advances on the date hereof) and each subsequent Interest Period for such Advance shall begin on the last day of the immediately preceding Interest Period for such Advance. Each Interest Period for each Advance shall end on the corresponding day in the first, second or third week thereafter or the numerically corresponding day in the first, third, sixth, ninth or twelfth calendar month thereafter (as Borrower may select) or on such other day as Borrower may request if the Banks can (in their sole discretion) make such an Interest Period available to the Borrower, except that each Interest Period measured in months which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) any Interest Period which would otherwise extend beyond the Termination Date shall end on the Termination Date; and (b) if the Borrower fails to select the duration of any Interest Period, the duration of such Interest Period shall be three (3) months.

Section 1.06  Increased Costs. If, on or after the date hereof, the introduction of or any change in or in the interpretation of any law or regulation or the compliance by any Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), shall impose, modify or deem applicable any reserve, special deposit or similar requirement against all or any assets held by, deposits or accounts with, or credit extended by or to, such Bank or impose on any Bank any other condition affecting the Advances, the Notes or such Bank's obligation to make Advances, or subject such Bank to, or cause the termination or reduction of a previously granted exemption with respect to, any tax, levy, impost, deduction, charge or withholding with respect to the Advances, the Notes or such Bank's obligation to make Advances or change the basis of taxation of payment to such Bank of the principal of or interest on the Advances or any other amounts under this Agreement (except for a change in the rate of tax on the overall net income of such Bank imposed by the jurisdiction in which any such Bank's principal executive office or the lending office is located), and the result of any of the foregoing events is to increase the cost to a Bank of agreeing to make or making, funding, or maintaining the Advances, or to reduce the amount of any sums received or receivable by any Bank under this Agreement or the Notes, then, the Borrower shall from time to time, upon demand by the applicable Bank, pay such additional amounts as will compensate such Bank for such increased cost or reduced amount. A certificate of such Bank, submitted to the Borrower and the Administrative Agent, setting forth the amounts of such increased cost or reduced amount and the additional amounts to be paid to such Bank under this Section shall be conclusive. After such Bank notifies the Borrower of any increased cost pursuant to this Section 1.06, the Borrower may upon at least five Business Days' written notice to such Bank (with a copy to the Administrative Agent) prepay in full or in part any Advance then outstanding and affected by such increased costs, provided the Borrower shall comply with the prepayment provisions of Section 2.02(b) and reimburse such Bank for all such increased costs incurred by such Bank and pay to all Banks any amounts due pursuant to Section 9.04(b).

Section 1.07  Evidence of Debt. The indebtedness of the Borrower to each Bank resulting from all Advances made from time to time by such Bank and interest thereon shall be evidenced by a promissory note of the Borrower, in substantially the form of Exhibit A hereto (each a "Note" and collectively the "Notes"), payable to the order of such Bank, in the principal amount of such Bank's Revolving Credit Commitment delivered to such Bank pursuant to Article III.

Section 1.08  Use of Proceeds. The proceeds of the Advances will be used solely for the purposes of: (a) financing the normal operations of the Borrower and its Subsidiaries as such operations exist as of the date hereof, (b) reimbursing the Banks for drawings under Letters of Credit and (c) financing the purchase by the Borrower of (i) fractional shares of its common stock in connection with a reverse stock split resulting from an amendment to its Amended and Restated Certificate of Incorporation, and (ii) the subsequent offer to purchase whole shares from unaffiliated shareholders; provided that such amendment is effective and the offers to make such purchases are made on or before December 31, 2003, and that on the effective dates of the respective purchases of such fractional shares and whole shares of common stock, the shares so purchased shall be cancelled and no longer outstanding. Any Advances received by the Borrower when the aggregate amount of the then outstanding Advances and Credit Liabilities exceeds the Parent Borrowing Base shall be utilized so that each Guarantor shall directly benefit from the amount of such excess Advances by an amount reasonably equivalent to the Borrowing Base valuation of such Guarantor's personal property Collateral.

Section 1.09  Letters of Credit. The Borrower may utilize the Revolving Credit Commitments by requesting that Rabobank issue, and Rabobank, subject to the terms and conditions of this Agreement, shall issue, one or more letters of credit for the account of the Borrower from time to time from the date hereof, to but excluding the Termination Date; provided, however, that after calculation of the participation interests of each Bank in such Letters of Credit in accordance with this Section 1.09:

(a)  The aggregate amount of outstanding Credit Liabilities shall not at any time exceed Three Million Dollars ($3,000,000); and

(b)  The aggregate amount of all Advances and Credit Liabilities outstanding hereunder shall never exceed the lesser of the Borrowing Base or the Revolving Credit Commitments.

At the time of issuance of each Letter of Credit, Rabobank shall be deemed, without further action by any party hereto, to have sold to each other Bank, and each other Bank shall be deemed, without further action by any party hereto, to have purchased from Rabobank, a participation in such Letter of Credit to the extent of their pro rata portion (determined based on the Revolving Credit Commitments) of such Letter of Credit and the related Credit Liabilities.

Section 1.10  Procedure for Issuing Letters of Credit. Rabobank shall issue a Letter of Credit no later than five (5) Business Days after (a) the Borrower delivers to the Administrative Agent written notice requesting the issuance of a Letter of Credit which shall describe the proposed terms of such Letter of Credit and the transactions proposed to be supported thereby and shall certify to the Banks that the representations and warranties contained in Article IV shall be true and correct and that no Event of Default nor any event that with the giving of notice or passage of time, or both, would be an Event of Default shall have occurred and shall be continuing and (b) Rabobank receives such other information and documentation as Rabobank may request. Rabobank at its option may accept telephonic requests for a Letter of Credit, provided that such acceptance shall not constitute a waiver of Rabobank's right to require delivery of written notice in connection with subsequent Letters of Credit. Upon receipt of such notice, the Administrative Agent shall notify each other Bank of the face amount and expiry date of such Letter of Credit of such Bank's pro rata portion (determined based on the Revolving Credit Commitments) of the amount of the proposed Letter of Credit. Each Letter of Credit shall have an expiration date on or prior to the Termination Date, shall be payable in United States dollars, must support a transaction that is entered into in the ordinary course of Borrower's or one of the Guarantor's business, must be satisfactory in form and substance to Rabobank and shall be issued pursuant to an Application for Letter of Credit and such other documentation and agreements as Rabobank may require. Notwithstanding anything in any Application for Letter of Credit or in any such other documentation and agreements to the contrary, each Letter of Credit and all such documentation and agreements shall be subject to the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce Publication No. 500 and to the extent not inconsistent therewith the laws of the State of New York. In the event that there is any conflict between the provisions of the other Loan Documents and the provisions of any Application for Letter of Credit or any other documentation or agreements executed in connection with the issuance of any Letter of Credit, whether now or hereafter executed, the provision of the other Loan Documents shall govern and control.

Section 1.11  Reimbursement. Upon receipt by Rabobank of any drawing under a Letter of Credit, Rabobank shall promptly notify the other Banks and the Borrower as to the payment date for such drawing and the amount to be paid as a result of the drawing. Notwithstanding anything contained in any Application for Letter of Credit to the contrary, the Borrower agrees to do one of the following not later than 11:00 A.M. (New York City time) on the payment date:

(a)  make available to the Administrative Agent the amount to be paid as a result of the drawing on the Letter of Credit at the Administrative Agent's Principal Office, in immediately available funds, or

(b)  request an Advance pursuant to Section 1.02 hereof to make the payment required by Section 1.11(a) hereof.

If the Borrower has not provided the Administrative Agent as of the date and time specified above with immediately available funds in the amount to be paid as a result of the drawing on a Letter of Credit, or has not requested an Advance as provided above, each Bank shall make, and the Borrower shall accept, an Advance on the date of such drawing in the amount equal to such Bank's pro rata portion (determined based on the Revolving Credit Commitments) of the amount to be paid a result of the drawing under the Letter of Credit notwithstanding the fact that the Advances may cause the credit limit as set forth herein to be exceeded, or that the conditions set forth in Section 3.02 have not been satisfied, but without impairing the obligations of the Borrower under Subsection 2.02(a); provided, however, that such Advances may be applied by the Banks directly to the amount to be paid as a result of the drawing under the Letter of Credit.

Section 1.12  Letter of Credit Fees. The Borrower agrees to pay the Administrative Agent, for the account of the Banks, in immediately available funds a fee for the issuance and maintenance of a Letter of Credit (each Bank to be entitled to its pro rata portion thereof determined based on the Revolving Credit Commitments) which shall be computed based on the average amount of the Credit Liabilities outstanding for the applicable Payment Period (hereinafter defined) at a rate equal to the Applicable Margin per annum, based on a 360 day year and the actual number of days to elapse, and shall be payable on the last day of each calendar quarter and on the Termination Date, commencing on the first such date after the issuance of the initial Letter of Credit. The term "Payment Period" as used in this Section 1.12 means initially the period from and including the date that the initial Letter of Credit is issued to but excluding the date on which such initial quarterly fee is to be paid hereunder and thereafter means each period of time from and including the last day of the preceding calendar quarter to but excluding the date on which the quarterly fee in question is to be paid.

Article II.

Terms of Payments

Section 2.01  Repayment. The Borrower shall pay to the Administrative Agent at the Principal Office for the account of the Banks the aggregate unpaid principal amount of all Advances on the Termination Date in accordance with the terms of the Notes and this Agreement.

Section 2.02  Prepayments.

(a)  Mandatory. If at any time the aggregate principal amount of Advances and Credit Liabilities at such time outstanding shall exceed the Borrowing Base at such time, the Borrower shall immediately pay to the Administrative Agent at the Principal Office, for the account of the Banks, the amount of the excess along with any amounts due under Section 9.04(b) as a result thereof. After all amounts outstanding under the Notes have been paid, or if no such amounts are outstanding, such prepayment shall be paid to the Administrative Agent to be held by the Administrative Agent for the benefit of itself and each Bank as additional collateral, pursuant to such documentation and agreements as the Banks may request, to secure or pay the Credit Liabilities outstanding, if any.

(b)  Optional. The Borrower may, upon at least one Business Day notice to the Administrative Agent, prepay any Advance on the last day of any Interest Period for such Advance in whole or in part with (i) accrued interest to the date of such prepayment on the amount so prepaid and (ii) all amounts due pursuant to Section 9.04(b) as a result of such prepayment, provided, that each such prepayment shall be in a principal amount not less than $500,000.

Section 2.03  Payments and Computations.

(a)  The Borrower shall make each payment of principal, interest and other amounts due hereunder and under the Notes to the Administrative Agent at the Principal Office for the account of each Bank's Applicable Lending Office not later than 12:00 Noon (New York City time) on the day when due in lawful money of the United States of America (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Administrative Agent the sums payable by the Borrower under this Agreement and the other Loan Documents to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may apply such payment to the Obligations in such order and manner as it may elect in its sole discretion, subject to Section 2.04 hereof). Each payment received by the Administrative Agent under this Agreement or any other Loan Document for the account of a Bank shall be paid promptly to such Bank in immediately available funds, for the account of such Bank's Applicable Lending Office; provided, that if such payment is received by the Administrative Agent (i) on or before Noon (New York City time) then such payment shall be paid to such Bank by 3:00 p.m. (New York City time) on the day such payment is received by the Administrative Agent and (ii) after Noon (New York City time) then such payment shall be paid to such Bank on the Business Day following the day on which such payment was received by the Administrative Agent. The Applicable Lending Office for (i) Rabobank is at the office of Rabobank at 245 Park Avenue, 36th Floor, New York, New York 10167-0062, (ii) First South is at the office of First South at 713 South Pear Orchard Road, Suite 102, Ridgeland, Mississippi 39157 and at P. O. Box 1770, Ridgeland, Mississippi 39158-1770, and (iii) Harris is at the office of Harris at 111 West Monroe Street, Chicago, Illinois 60603.

(b)  All computations of interest and fees hereunder and under the Notes shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes.

(c)  Whenever any payment to be made hereunder or under the Notes shall be stated to be due, or whenever the last day of any Interest Period would otherwise occur, on a day other than a Business Day, such payment shall be made, and the last day of such Interest Period shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees, as the case may be.

Section 2.04  Pro Rata Treatment. Except to the extent otherwise provided herein or in the Intercreditor Agreement: (a) each Advance shall be made by the Banks under Section 1.01, each payment of commitment fee under Section 1.03 and letter of credit fees under Section 1.12 shall be made for the account of the Banks, and each termination or reduction of the Revolving Credit Commitments under Section 1.04 shall be applied to the Revolving Credit Commitments of the Banks according to such Bank's pro rata portion thereof (calculated based on the Revolving Credit Commitments); and (b) each payment and prepayment of principal of or interest on Advances by the Borrower shall be made to the Administrative Agent for the account of the Banks according to each Bank's pro rata portion thereof calculated based on the principal amounts of the Advances then outstanding. Proceeds of Collateral and recoveries under the Amended Guaranty Agreement shall be shared as provided in the Intercreditor Agreement.

Section 2.05  Sharing of Payments, etc. If a Bank shall obtain payment of any principal of or interest on any of the Obligations due to such Bank hereunder through the exercise of any right of set-off, banker's lien, counterclaim or similar right, or otherwise (other than from the Administrative Agent as herein provided), it shall promptly purchase from the other Banks participations in the Obligations held by the other Banks in such amounts, and make such adjustments from time to time as shall be equitable to the end that all the Banks shall hold their pro rata portion (calculated based on the Revolving Credit Commitments) in the unpaid principal and interest of the Obligations. To such end, all of the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if all or any portion of such payment is thereafter rescinded or must otherwise be restored. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank so purchasing a participation in the Obligations by the other Banks may exercise all rights of set-off, banker's lien, counterclaim, or similar rights with respect to such participation as fully as if such Bank were a direct holder of Obligations to the Borrower in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 2.06  Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Bank or the Borrower (the "Payor") prior to the date on which such Bank is to make payment to the Administrative Agent of the proceeds of an Advance or draw under a letters of credit to be made by it hereunder or the Borrower is to make a payment to the Administrative Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient of such payment shall, on demand, pay to the Administrative Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to, with respect to any Bank, the 30 day Term Federal Funds Rate and with respect to the Borrower, at the 30 day Term Federal Funds Rate plus 3.00% and (b) the Administrative Agent shall be entitled to offset against any and all sums to be paid to such recipient, the amount calculated in accordance with the foregoing clause (a).

Article III.

Conditions Precedent

Section 3.01  Conditions Precedent to the Initial Advance. The obligation of each Bank to make its initial Advance hereunder (excluding the Existing Advances) are subject to the condition precedent that the Banks shall have received on or before the date of such initial Advance the following, each dated such day, in form and substance satisfactory to the Banks:

(a)  The Notes.

(b)  A Modification of Mortgage, Deed of Trust, Future Advance Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement dated as of the date hereof duly executed by the Borrower, Cal-Maine Farms, Inc., and Rabobank to be filed in Franklin County, North Carolina in the form attached hereto as Exhibit D.

(c)  A Modification of Mortgage, Deed of Trust, Future Advance Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement dated as of the date hereof duly executed by the Borrower and Rabobank to be filed in Hinds County, Mississippi in the form attached hereto as Exhibit E.

(d)  Such other duly executed amendments to the Collateral Documents and endorsements to title insurance policies relating thereto as the Administrative Agent may request to ensure the continued validity thereof after giving effect to the extension of the Termination Date and other amendments contemplated hereby.

(e)  Evidence that all other actions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect and protect the security interest and liens created by the Consolidated Security Agreement and Mortgages have been taken.

(f)  An amendment to and waiver of the defaults arising under (i) the Dairy Facility Reimbursement Agreement, duly executed by the Borrower and Rabobank and (ii) the Harris Term Agreement, duly executed by the Borrower and Harris.

(g)  Certified copies of (i) resolutions of the Board of Directors of each Loan Party evidencing approval of each Loan Document to which it is a party and the matters contemplated thereby, and (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each such Loan Document.

(h)  A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is a party and the other documents contemplated hereby or to be delivered by it hereunder. The Banks may conclusively rely on each such certificate until they shall receive a further certificate of the Secretary or an Assistant Secretary of the respective Loan Party canceling, amending or replacing the prior certificate.

(i)  An amendment fee in the aggregate amount of $227,500 in consideration for each Bank's agreement to amend and restate the Existing Credit Agreement and waive the Existing Defaults (the Administrative Agent agreeing to pay each Bank its pro rata portion thereof, calculated based on the Revolving Credit Commitments).

(j)  Evidence that the Required Holders (as defined in the Note Agreement) have

(i)  waived the Borrower's defaults under subsections 7.1(a) and (e) of the Note Agreement in accordance with Section 9.1 of the Note Agreement; and

(ii)  consented to the amendment to the definitions of the terms "Borrowing Base" and "Eligible Receivable" as amended by this Agreement (by execution of the consent attached hereto).

(k)  Such documentation as the Administrative Agent may request to evidence the joinder of South Texas Applicators, Inc. and Southern Equipment Distributors, Inc. to the Amended Guaranty Agreement and the Consolidated Security Agreement, each as a guarantor and debtor, respectively, thereunder.

(l)  A favorable opinion of counsel for the Borrower and the Guarantors, in form and substance acceptable to the Banks and addressing such matters as the Banks may reasonably request.

Section 3.02  Conditions Precedent to All Advances. The obligation of each Bank to make any Advance (including the initial Advance) shall be subject to the further conditions precedent that, on the date of such Advance both immediately before and immediately after given effect thereto:

(a)  The following statements shall be true and the acceptance by the Borrower of the proceeds of such Advance shall constitute a representation and warranty by each Loan Party (as to each Loan Document to which it is a party), that:

(i)  The representations and warranties contained in Section 4.01 of this Agreement and contained in each other Loan Document are correct on and as of the date of such Advance as though made on and as of such date;

(ii)  No event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

(iii)  The aggregate principal amount of Advances and Credit Liabilities outstanding, after giving effect to such Advance, does not exceed the lesser of the Borrowing Base or the Revolving Credit Commitments;

(b)  The Administrative Agent shall have received such other approvals, opinions or documents as it or any Bank may reasonably request.

Article IV.

Representations and Warranties

Section 4.01  Representations and Warranties of the Borrower. The Borrower represents and warrants to the Administrative Agent and the Banks as follows:

(a)  The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction where the nature of its business requires it to be so qualified.

(b)  The execution, delivery and performance by the Borrower of each Loan Document to which it is or will be a party are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Borrower's charter or bylaws or (ii) any law or any contractual restriction binding on or affecting the Borrower, and do not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant hereto) upon or with respect to any of its properties.

(c)  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of any Loan Document to which it is or will be a party.

(d)  This Agreement is and the Notes and each other Loan Document to which the Borrower is or will be a party when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

(e)  The consolidated balance sheet of the Borrower and its Subsidiaries on or about June 2, 2001, and the related consolidated and consolidating statements of income and retained earnings of the Borrower and its Subsidiaries for the Fiscal Year then ended, certified by independent public accountants, and the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries on or about December 1, 2001, and the related consolidated and consolidating statements of income and retained earnings of the Borrower and its Subsidiaries for the six month period then ended, copies of each of which have been furnished to the Administrative Agent and the Banks, fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of the operations of the Borrower and its Subsidiaries for the period ended on the dates reflected therein, all in accordance with generally accepted accounting principles consistently applied, and since June 2, 2001, there has been no material adverse change in such condition or operations other than as set forth in the December 1, 2001 reports provided to the Banks.

(f)  The Borrower and each Subsidiary have filed all tax returns (Federal, State and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof.

(g)  There is no pending or threatened action or proceeding affecting the Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of the Borrower or any of its Subsidiaries.

(h)  The Guarantors are the only Subsidiaries of, and are wholly-owned by, the Borrower except: (i) CM Partnership whose 99% limited partnership interest is owned by Cal-Maine Farms, Inc. and whose 1% general partnership is owned by Borrower; (ii) CMF of Kansas whose is owned 99% by Borrower and 1% by Cal-Maine Farms, Inc.; (iii) as of October 13, 2005, Borrower owns 51% of Hillandale, LLC and Hillandale, LLC is not a Guarantor and (iv) as of October 13, 2005, Borrower owns approximately 71% of American Egg Products LLC and American Egg Products LLC is not a Guarantor.

(i)  Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Sections 5.02(e) or 5.02(f) or subject to any restriction contained in any agreement or instrument, between the Borrower or any of its Subsidiaries and any Bank or any affiliate of any Bank relating to Debt and within the scope of Section 6.01(d), will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(j)  The Fiscal Year for the Borrower and its Subsidiaries is the 52 or 53 week period, as the case may be, beginning on the date which is one day after the date of the preceding Fiscal Year end, and ending on the Saturday closest to May 31.

(k)  As of October 13, 2005, neither Borrower nor any Pledgor maintains any commodity futures margin accounts.

(l)  The present fair salable value of the Assets of the Borrower and each Pledgor is greater than the amount that will be required to pay its probable liability for its existing Debts as they become absolute and matured. For the purposes of this clause (l), "Assets" means any property of the party in question not exempt from liability for its Debts, and "Debts" means any legal liability, including the liability under the Loan Documents, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent. Neither the Borrower nor any Pledgor intends to, or believes that it will, incur Debts beyond its ability to pay as they mature.

(m)  Neither the Borrower nor any Pledgor is "insolvent" (as defined in 11 U.S.C. 101(32)). Neither the Borrower nor any Pledgor is engaged, nor does it intend to engage, in any business or transaction for which its property, excluding an amount equal to the Obligations, is an unreasonably small capital. Neither the Borrower nor any Pledgor intends through the transactions contemplated by the Loan Documents to hinder, delay, or defraud either present or future creditors.

(n)  Cal-Maine Farms, Inc. owns and will operate the pullet growing, egg production, and processing facility located near Edwards, Mississippi and the egg production and processing facility located near Greensburg, Louisiana (together the "New Locations").

(o)  Upon the dissolution of Cal-Maine Egg Products, Inc., all assets of Cal-Maine Egg Products, Inc. were transferred to the Borrower. Borrower hereby acknowledges and agrees that such assets were transferred subject to the liens and security interests granted to the Agent which liens and security interests continue therein under the terms of the Consolidated Security Agreement. The assets of Cal-Maine Egg Products, Inc. transferred to Borrower are located at one or more of the Borrower's locations disclosed pursuant to the Consolidated Security Agreement.

Article V.

Covenants of the Borrower

Section 5.01  Affirmative Covenants. So long as the Obligations or any part thereof are outstanding or any Bank shall have any Revolving Credit Commitment hereunder, the Borrower will, unless the Banks shall otherwise consent in writing:

(a)  Compliance with Laws, etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon any of its property except to the extent contested in good faith.

(b)  Payment of Taxes, etc. Pay and discharge, and cause each Subsidiary to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (ii) all lawful claims which, if unpaid, might by law become a lien upon its property; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim which is being contested in good faith and by proper proceedings.

(c)  Preservation of Corporate Existence, etc. Preserve and maintain, and except as permitted by Section 5.02(e), cause each Subsidiary to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises.

(d)  Keeping of Books. Keep, and cause each Subsidiary to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each Subsidiary in accordance with generally accepted accounting principles consistently applied.

(e)  Visitation Rights. At any reasonable time and from time to time, permit the Administrative Agent and each Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their respective officers or directors.

(f)  Maintenance of Properties, etc. Maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(g)  Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses in the same general areas in which the Borrower or such Subsidiary operates.

(h)  Working Capital. Borrower will maintain a ratio of consolidated current assets to consolidated current liabilities (excluding current deferred income taxes) of the Borrower and its Subsidiaries of not less than 1.25 to 1. Consolidated current liabilities shall include the current portion of the indebtedness incurred pursuant to this Agreement, the Dairy Facility Reimbursement Agreement and the Note Agreement.

(i)  Tangible Net Worth. Maintain an excess of consolidated total tangible assets over consolidated total liabilities of the Borrower and the Subsidiaries in an amount not less than the amount set forth below at all times during the applicable periods set forth below:

(i)  from and including March 1, 2003 and through August 31, 2003, Fifty-Five Million Dollars ($55,000,000);

(ii)  from and including September 1, 2003 and through February 27, 2004, Fifty-Three Million Dollars ($53,000,000); and

(iii)  from and including February 28, 2004 and at all times thereafter, (A) Ninety Million Dollars ($90,000,000) plus (B) forty five percent (45%) of Borrower's cumulative net income determined on a consolidated basis in accordance with GAAP for each Fiscal Year to have completely elapsed as of the date of determination, commencing with the Fiscal Year ending May 28, 2005.

(j)  Total Funded Debt to Total Capitalization. Not at any time permit the ratio of Total Funded Debt to Total Capitalization to exceed: (i) 70%, during the period beginning on March 2, 2003 and continuing through February 27, 2004 and (ii) 55%, during the period from and including February 28, 2004 and at all times thereafter. As used in this covenant the following terms have the following meanings:

"Consolidated Tangible Net Worth" means, as of any date of determination, the sum of the capital stock (including nonredeemable preferred stock but subtracting treasury stock) and additional paid-in capital plus retained earnings (or minus accumulated deficit) of the Borrower and the Subsidiaries, on a consolidated basis determined in conformity with GAAP, minus intangible assets such as organization costs and franchise costs, intangible assets recorded in accordance with Financial Accounting Standards No. E7, deferred debits not relating to future tax benefits and all good will, trade names, trademarks, patents and other like intangibles.

"Contingent Liabilities" means any agreement, undertaking or arrangement by which any Person (i) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or (ii) guarantees the payment of dividends or other distributions upon the shares of any other Person, or (iii) undertakes or agrees (contingently or otherwise) (a) to purchase, repurchase, or otherwise acquire any Debt, obligation or liability or any security therefor, or (b) to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or (c) to make payment other than for values received, or (d) to maintain solvency, assets, level of income, or other financial condition. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed or supported thereby.

"Debt" of any Person means: (i) all obligations of such Person for borrowed money and all obligations evidenced by bonds, debentures, notes, acceptances or other similar instruments; (ii) all obligations relative to the face amount of all letters of credit, if drawn, and banker's acceptances issued for the account of such Person; (iii) all obligations as lessee under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities; (iv) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business payable on terms customary in the trade), (v) indebtedness secured by a Lien on property owned or being purchased by such Person whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (vi) all Contingent Liabilities of such Person in respect of any Debt of any Person, and (vii) any hedging obligations, if and to the extent such obligations must appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, consistently applied.

"Funded Debt" of any Person means all Debt that matures more than one year from the date of determination or matures within one year from such date but is renewable or extendable, at the option of the debtor, to a date more than one year from such date or arises under a committed revolving credit or similar agreement that obligates the lender to extend credit during a period of more than one year from such date (in each case including amounts of Funded Debt required to be paid or prepaid within one year from the date of determination).

"GAAP" means United States generally accepted accounting principles (including principles of consolidation), in effect from time to time.

"Lien" means any security interest, whether or not filed, recorded or perfected under applicable law, mortgage, deed of trust, charge, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), conditional sales or other title retention agreement, any lease, whether or not filed, recorded or perfected under applicable law, and the filing of any financial statement under the Uniform Commercial Code or comparable law of any jurisdiction.

"Person" means any individual, sole proprietorship, joint venture, partnership, limited liability company, association, unincorporated organization, joint-stock company or association, trust, corporation, entity, institution or government body.

"Total Capitalization" means, as of any date of determination, the sum of (i) Consolidated Tangible Net Worth plus (ii) Total Funded Debt.

"Total Funded Debt" means, as of any date of determination, the sum of all Funded Debt for the Borrower and the Subsidiaries on a consolidated basis.

(k)  Cash Flow Coverage Ratio. As of the end of each Fiscal Quarter set forth in the table below, maintain a ratio of Operating Cash Flow to Fixed Charges of not less than the ratio set forth in the table below opposite the applicable Fiscal Quarter:

Fiscal Quarter ending on or about	Ratio
December 1, 2001	0.95 to 1.00
March 2, 2002	0.78 to 1.00
June 1, 2002	0.75 to 1.00
August 31, 2002	0.85 to 1.00
November 30, 2002	0.90 to 1.00
March 1, 2003	1.15 to 1.00
May 31, 2003 and each Fiscal Quarter ending thereafter	1.25 to 1.00

As used herein, the following terms shall have the following meanings:

"Fixed Charges" means, as of any date of determination, the sum of the following for the Borrower and the Subsidiaries (calculated without duplication on a consolidated basis) for the completed four quarter period immediately proceeding the date of determination or with respect to clause (ii) below, as of the date of determination: (i) all cash interest paid or payable for such period; (ii) the current maturities of long term Debt as carried on the Borrower's consolidated balance sheet as of the date of determination (including payments made under capital leases); (iii) all cash dividends paid on the capital stock of Borrower for such period; and (iv) all cash paid for the repurchase of the capital stock of Borrower pursuant to Section 5.02(b)(ii) for such period.

"Operating Cash Flow" means, as of any date of determination, the sum of (A) plus (B), with

(A) equal to the quotient obtained by dividing by 3 the sum of (i) the net income of Borrower and the Subsidiaries determined on a consolidated basis for the completed twelve quarter period immediately proceeding the date of determination plus (ii), to the extent deducted in determining net income, all cash franchise and income taxes paid or payable by Borrower and the Subsidiaries during the completed twelve quarter period immediately proceeding the date of determination and with

(B) equal to the sum of, but without duplication and only in each case to the extent deducted in determining net income, (i) depreciation and amortization expenses for the completed four quarter period immediately preceding the date of determination; plus (ii) all cash interest paid or payable by Borrower and the Subsidiaries for the completed fourth quarter period immediately proceeding the date of determination.

For purposes of this definition of Operating Cash Flow and the definition of the term "EBITDA" (which is set out in the definition of the term "Debt to EBITDA Ratio"), net income of Borrower and the Subsidiaries shall be calculated to exclude minority interests in Subsidiary earnings and the income of any Subsidiary to the extent the payment of such income in the form of a distribution or repayment of any Debt to the Borrower or a Subsidiary is not permitted, whether on account of any charter or by-law restriction, any agreement, instrument, deed or lease or any law, statute, judgment, decree or governmental order, rule or regulation applicable to such Subsidiary.

(l)  Reporting Requirements. Furnish to each Bank: (i) as soon as possible and in any event within five days after the occurrence of each Event of Default or each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or event and the action which the Borrower proposes to take with respect thereto; (ii) as soon as available and in any event within 30 days after the end of each of the first eleven calendar months of each Fiscal Year of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such month and consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, certified by the chief financial officer of the Borrower; (iii) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual report for such year for the Borrower and its Subsidiaries, including therein consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated and consolidating statements of income and retained earnings and of source and applications of funds of the Borrower and its Subsidiaries for such Fiscal Year certified in a manner acceptable to the Banks by independent public accountants acceptable to the Banks; (iv) each regular and other material report, registration, or prospectus filed by the Borrower with the Securities and Exchange Commission or any national securities exchange; (v) on or before the last Business Day of each calendar month, a Borrowing Base Certificate dated as of the last day of the next preceding calendar month; (vi) accompanying each financial statement delivered hereunder as of the end of any Fiscal Year or as of the end of any month that corresponds with the end of any quarter in any Fiscal Year, a properly completed and executed compliance certificate in substantially the form of Exhibit C hereto; and (vii) such other information respecting the business, properties, condition or operations, financial or otherwise, of the Borrower as any Bank may from time to time reasonably request.

(m)  Post Closing Items. The Borrower will deliver to each Bank, in form and substance satisfactory to the Banks, on or before March 22, 2002, evidence that the Required Holders (as defined in the Note Agreement) have amended the terms of the Note Agreement in a manner consistent with the Borrower's request and in a manner acceptable to the Banks.

Section 5.02  Negative Covenants. So long as the Obligations or any part thereof are outstanding or any Bank shall have any Revolving Credit Commitment hereunder, the Borrower will not, without the written consent of the Banks:

(a)  Guaranteed Indebtedness. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Contingent Liabilities in respect of any Debt of any other Person except: (i) pursuant to the Amended Guaranty Agreement; (ii) by reason of endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (iii) for a guaranty executed by Borrower guaranteeing the Debt of Delta Egg Farm LLC, provided the liability under such guaranty does not exceed $10,800,000 in the aggregate at any time, (iv) for a guaranty executed by the Borrower guaranteeing the obligations for borrowed money of Hillandale, LLC, provided the liability under such guaranty does not exceed at any time the aggregate principal amount of $2,000,000 and (v) for the obligations of the Borrower as a guarantor or a co-borrower in respect of the Hillandale Term Loan.

(b)  Dividends, etc. Declare or pay any dividends, purchase, or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such, or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower; provided that the Borrower may:

(i)  as long as no Event of Default nor any event that with the giving of notice or lapse of time or both would be an Event of Default exists or would result, declare and pay quarterly dividends on its common stock in an aggregate amount not to exceed $500,000 per calendar quarter; and

(ii)  repurchase shares of its common stock as long as: (A) no Event of Default nor any event that with the giving of notice or lapse of time or both would be an Event of Default exists or would result and (B) the aggregate amount paid in any Fiscal Year to repurchase such shares shall not exceed $500,000.

(c)  Capital Expenditures. Make, nor will it permit any Subsidiary to make, any expenditures for fixed or capital assets (but excluding, to the extent included, the expenditures for rolling stock and expenditures made to acquire the membership interest in Hillandale, LLC) which would cause the aggregate of all such expenditures made by the Borrower and its Subsidiaries in any period of four (4) consecutive Fiscal Quarters to exceed the consolidated depreciation of the Borrower and the Subsidiaries for such period.

(d)  Maintenance of Ownership of Subsidiaries. Sell or otherwise dispose of any shares of capital stock or other ownership interests in any Subsidiary or permit any Subsidiary to issue, sell or otherwise dispose of any shares of capital stock or other ownership interests in any other Subsidiary, except to the Borrower or any Subsidiary.

(e)  Mergers, etc. (A) The Borrower will not, and will not permit any Subsidiary, to merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of or the securities or other ownership interest issued by any party, except that: (i) any Subsidiary may merge or consolidate with any Guarantor and any Subsidiary may transfer assets to any Guarantor; (ii) the Borrower or any Guarantor may acquire all or substantially all of the assets of or the securities or other ownership interests issued by any party engaged in the production and distribution of eggs; provided that upon or within thirty days of the acquisition of all the securities or other ownership interests issued by such a party or, if the Borrower establishes a Subsidiary to acquire all or substantially all the assets of such a party, within thirty days of such asset acquisition, the Borrower shall cause such party (in the case of the acquisition of ownership interests) or, if applicable, such new Subsidiary to execute and deliver a Subsidiary Joinder Agreement and such other documentation as the Administrative Agent may request to cause such Subsidiary to evidence, perfect, or otherwise implement the guaranty and pledge of collateral contemplated by the Amended Guaranty Agreement and Consolidated Security Agreement (except that neither Hillandale, LLC nor American Egg Products LLC shall be required to execute and deliver a Subsidiary Joinder Agreement or otherwise implement the guaranty and pledge of collateral contemplated by the Amended Guaranty Agreement and Consolidated Security Agreement under the terms of this proviso); and (iii) any Subsidiary may merge into or transfer assets to the Borrower; provided in each case that, immediately after giving effect thereto, no event shall occur and be continuing which constitutes an Event of Default or which with the giving of notice or lapse of time or both would constitute an Event of Default and the obligations arising under the Collateral Documents are complied with which relate to the creation and perfection of the liens and security interests in favor of the Agent in any Collateral and (B) the Borrower will not, and will not permit any Subsidiary to, engage in any line or lines of business activity other than the production and distribution of eggs and any other business in which they are engaged as of June 3, 1997.

(f)  Sales, etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any Subsidiary to sell, lease, transfer or otherwise dispose of, any substantial part of its assets, including (without limitation) substantially all assets constituting the business of a division, branch or other unit operation, except in the ordinary course of its business or in connection with a transaction authorized by subsection (e) of this Section.

(g)  Fiscal Year. Change, or permit any Subsidiary to change, its Fiscal Year.

(h)  Investments in Delta Egg. Make or permit to remain outstanding any advance, loan, extension of credit, or capital contribution to or investment in Delta Egg Farm LLC or any affiliate thereof, or purchase or own any equity interests, notes, debentures, or other securities issued by Delta Egg Farm LLC or any affiliate thereof (each of the foregoing, an "Investment"), except the Borrower's equity investment in Delta Egg Farm LLC as of November 30, 2001 and the Borrower's advances, loans, and extensions of credit to Delta Egg Farm LLC in an aggregate amount not to exceed $200,000 at any time outstanding.

(i)  Investments in Non-Guarantor Subsidiaries. Make or permit to remain outstanding any advance, loan, extension of credit, or capital contribution to or investment in Hillandale, LLC or American Egg Products LLC or any affiliate thereof, or purchase or own any equity interests, notes, debentures, or other securities issued by Hillandale, LLC or American Egg Products LLC (each of the foregoing, an "Investment"), except:

(i)  the Borrower may acquire 100% of the membership interests in Hillandale, LLC pursuant to the terms of that certain Agreement to Form a Limited Liability Company, Transfer Assets Thereto, and Purchase Units of Membership Therein dated July 28, 2005 (the "Hillandale Agreement") among Borrower, Hillandale Farms of Florida, Inc. and Hillandale Farms, Inc. and Jack E. Hazen, Jack E. Hazen, Jr., Homer E. Hunnicut, Jr., Orland R. Bethel and Dorman W. Mizellas (as the same exists as of October 13, 2005 without giving effect to any amendment or other modification thereof after October 13, 2005 unless modified with the consent of the Banks);

(ii)  advances, loans and extensions of credit to Hillandale, LLC as long as: (A) no Event of Default exists or would result therefrom; (B) the aggregate outstanding principal amount of all such advances, loans and extensions of credit shall never exceed $10,000,000 at any time; and (C) Hillandale, LLC's obligations to repay such advances, loans and extensions of credit shall be evidenced by a promissory note in form and substance acceptable to the Administrative Agent which shall be delivered to the Agent, endorsed payable to the order of the Agent and pledged to the Agent (for the benefit of the Banks) to secure the Obligations; and

(iii)  the Borrower may acquire and own the membership interests in American Egg Products LLC that it owns on October 13, 2005 after giving effect to the acquisition of 51% of the membership interests in Hillandale, LLC; and

(iv)  advances, loans and extensions of credit to American Egg Products LLC as long as: (A) no Event of Default exists or would result therefrom; and (B) the aggregate outstanding principal amount of all such advances, loans and extensions of credit shall never exceed $2,000,000 at any time.

(j)  Indebtedness of Hillandale, LLC. Permit Hillandale, LLC to create, incur, assume or suffer to exist, any Debt except: (i) Debt for borrowed money owed to the Borrower and incurred under the permissions of clause (ii) of paragraph (i) of Section 5.02; (ii) the obligations of Hillandale, LLC as a guarantor or co-borrower in respect of the Hillandale Term Loan; (iii) Debt for borrowed money or incurred under capital leases as long as the aggregate outstanding principal amount of the Debt incurred under the permissions of this clause (iii) shall never exceed $2,000,000; and (iv) the following Debt outstanding as of October 13, 2005:

Payee	Principal Amount
Farm Credit	$3,000,524
Columbia Grain	$2,000,000
Mercantile	$688,802
Jack Methvin	$100,000
Jo Ward	$309,367

(k)  Indebtedness of American Egg Products LLC. Permit American Egg Products LLC to create, incur, assume or suffer to exist, any Debt except: (i) Debt for borrowed money owed to the Borrower and incurred under the permissions of clause (iv) of paragraph (i) of Section 5.02; (ii) Debt owed to Ford Motor Credit Company in an amount equal to $6,000 incurred to finance the purchase of an automobile; and (iii) other Debt for borrowed money or incurred under capital leases as long as the aggregate outstanding principal amount of the Debt incurred under the permissions of this clause (ii) shall never exceed $100,000.

(l)  Liens of Hillandale, LLC. Permit Hillandale, LLC to incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except: (i) Liens granted to the Administrative Agent to secure the Obligations; (ii) Liens on real estate and the improvements, equipment and fixtures located thereon and the other assets specifically related thereto securing the Hillandale Term Loan; (iii) Lien on equipment and other assets specifically related thereto securing the Debt permitted by clauses (iii) and (iv) of paragraph (j) of Section 5.02; (iv) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Parent or the Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use; (v) Liens (other than Liens relating to environmental liabilities or ERISA) for taxes, assessments, or other governmental charges that are not delinquent or which are being contested in good faith and for which adequate reserves have been established; (vi) Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business or which are being contested in good faith and for which adequate reserves have been established; and (vii) Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, and contracts (other than for payment of Debt).

(m)  Liens of American Egg Products LLC. Permit American Egg Products LLC to incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except: (i) Liens on equipment and other assets specifically related thereto securing the Debt permitted by clauses (ii) and (iii) of paragraph (k) of Section 5.02; (ii) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Parent or the Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use; (iii) Liens (other than Liens relating to environmental liabilities or ERISA) for taxes, assessments, or other governmental charges that are not delinquent or which are being contested in good faith and for which adequate reserves have been established; (iv) Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business or which are being contested in good faith and for which adequate reserves have been established; and (v) Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, and contracts (other than for payment of Debt).

(n)  Liens of Borrower. Incur, create, assume, or permit to exist any Lien upon any right, title or interest it has in or to the following assets: (i) any membership or other equity interest it owns in Hillandale, LLC or American Egg Products LLC, (ii) any loan, advance or other extensions of credit it has made to Hillandale, LLC or to American Egg Products LLC and (iii) the proceeds of the property described in the foregoing clauses (i) and (ii) and all other property rights and general intangibles relating to the property described in the foregoing clauses (i) and (ii).

(o)  Limitation on Restrictions on Subsidiaries. Create or otherwise cause or suffer to exist or become effective, nor permit any Subsidiary to create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary's equity interests owned by the Borrower or any Subsidiary; (2) pay any Debt owed to the Borrower or any other Subsidiary; (3) make loans or advances to the Borrower or any other Subsidiary; or (4) transfer any of its property or assets to the Borrower Parent or any other Subsidiary.

(p)  Affiliate Transactions. Enter into any transaction (including, without limitation, the purchase, sale, or exchange of property or the rendering of any service) with any Affiliate (including any Non-Guarantor Subsidiary) of the Borrower or any Subsidiary and will not permit any Guarantor to enter into any such transaction with any such Affiliate, except, in each case in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Guarantor's business and upon fair and reasonable terms no less favorable to Borrower or such Guarantor than would be obtained in a comparable arms-length transaction with a Person not an Affiliate of Borrower or such Guarantor.

Article VI.

Events of Default

Section 6.01  Events of Default. Each of the following shall be deemed an "Event of Default":

(a)  The Borrower shall fail to pay when due the Obligations or any part thereof.

(b)  Any representation or warranty made or deemed made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made.

(c)  Any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed and any such failure shall remain unremedied for 30 days after its occurrence.

(d)  The Borrower or any of its Subsidiaries shall fail to pay any Debt (excluding the Obligations) of the Borrower or any of its Subsidiaries (as the case may be), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof. The occurrence of an Event of Default under this clause (d) includes, without limitation, the occurrence of any event of default under the Note Agreement and the Dairy Facility Reimbursement Agreement.

(e)  The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this clause (e).

(f)  Any judgment or order for the payment of money in excess of $750,000 (the liability for which is not covered by insurance) shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(g)  Any Collateral Document shall for any reason cease to create a valid and perfected first priority security interest in or a first mortgage lien on (as the case may be) any of the Collateral purported to be covered thereby except as otherwise contemplated therein.

(h)  Any provision of any Loan Document shall, at any time after delivery thereof under Section 3.01, for any reason cease to be valid and binding on the Borrower or on any of its Subsidiaries (as the case may be), or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Borrower or any of its Subsidiaries, or a proceeding shall be commenced by any governmental agency or authority having jurisdiction over the Borrower or any of its Subsidiaries seeking to establish the invalidity or unenforceability thereof and such proceeding shall remain undismissed or unstayed for a period of 60 days, or the Borrower or any of its Subsidiaries shall deny that it has any or further liability or obligation thereunder.

(i)  The occurrence of any event of default under any Loan Document, including without limitation, any "Event of Default" as that term is defined in the Intercreditor Agreement.

(j)  Notwithstanding the effects of any financial losses on the other covenants and provisions contained herein, the Borrower shall incur material financial losses in any of its operations other than its normal egg and egg processing operations.

(k)  Fred Adams or his spouse or children shall cease to beneficially own and control, directly or indirectly, at least fifty-one percent (51%) of the rights to vote (without regard to the occurrence of any contingency and otherwise on a fully diluted basis) for the election of a majority of the members of the board of directors of the Borrower.

(l)  The occurrence of an Event of Default under the Dairy Facility Reimbursement Agreement.

Section 6.02  Remedies. Upon the occurrence of an Event of Default, the Administrative Agent may (and if directed by the Banks, shall), but subject to the Intercreditor Agreement, by notice to the Borrower do any one or more of the following: (i) terminate the Revolving Credit Commitments without notice to the Borrower or its Subsidiaries, (ii) declare all outstanding principal of and accrued and unpaid interest on the Notes and all other amounts payable by the Borrower under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower, (iii) reduce any claim to judgment, (iv) take such steps as the Banks (or a Bank, as determined pursuant to the Intercreditor Agreement) may deem appropriate to foreclose or otherwise enforce any lien granted to Agent for the benefit of Banks in accordance with the terms of the Loan Documents (including the Intercreditor Agreement), and (v) exercise any and all rights and remedies afforded by law, by any of the Loan Documents, by equity or otherwise; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Federal Bankruptcy Code, the Notes, all interest thereon and all other Obligations shall automatically become and be due and payable, and the Revolving Credit Commitments shall automatically terminate, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Article VII.

Definitions and Accounting Terms

Section 7.01  Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Administrative Agent" has the meaning set forth in the introduction hereto.

"Advance" has the meaning set forth in Section 1.01.

"Affiliate" means, as to any party, any other party: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such party; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting equity of such party; or (c) five percent (5%) or more of the voting equity of which is directly or indirectly beneficially owned or held by the party in question. The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a party, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Administrative Agent, Agent or any Bank be deemed an Affiliate of the Borrower or any Subsidiaries.

"Agent" has the meaning set forth in the Recitals hereto.

"Amended Guaranty Agreement" means that certain Consolidated, Amended and Restated Guaranty Agreement dated December 18, 1997 executed by Cal-Maine Farms, Inc., Cal-Maine Egg Products, Inc., CM Partnership and CMF of Kansas in favor of Agent, substantially in the format of Exhibit B to the Existing Credit Agreement, and all amendments, supplements and other modifications thereto, including all additions of new Subsidiaries thereunder pursuant to the execution and delivery of a Subsidiary Joinder Agreement.

"Applicable Lending Office" means for each Bank, the office of such Bank (or of an affiliate of such Bank) designated after its name in Section 2.03(a) hereof or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Borrower, and the Administrative Agent as the office by which its Advances are to be made and maintained.

"Applicable Margin" means, for any day, the applicable percentage rate per annum set forth below under the caption "Margin" opposite the Debt to EBITDA Ratio in the table below which corresponds with the actual Debt to EBITDA Ratio as of the most recent determination date; provided that until the first date that the Applicable Margin is determined as set forth below in this definition, the "Applicable Margin" shall be 3.00% per annum:

Debt to EBITDA Ratio	Margin
> 3.00	3.00%
> 2.50 but < 3.00	2.50%
>2.00 but < 2.50	2.00%
< 2.00	1.50%

For purposes of the foregoing, (i) the Debt to EBITDA Ratio shall be determined as of the end of each of Borrower's Fiscal Quarters based upon Borrower's consolidated financial statements delivered pursuant to Section 5.01(l) and the compliance certificate delivered in connection therewith under Section 5.01(l)(vi), beginning with the Fiscal Quarter ended February 26, 2005; and (ii) each change in the Applicable Margin resulting from a change in the Debt to EBITDA Ratio shall be effective commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements and compliance certificate indicating such change and ending on the date immediately preceding the effective date of such next change; provided that the Applicable Margin shall be deemed to equal 3.00%: (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders, if the Borrower fails to deliver the consolidated financial statements and compliance certificate required to be delivered by it pursuant to Section 5.01(l), during the period from the expiration of the time for delivery thereof until such consolidated financial statements and compliance certificate are delivered.

"Application for Letter of Credit" means any application for letter of credit or commercial credit pursuant to which Borrower requests Rabobank to issue a Letter of Credit.

"Assignment" has the meaning set forth in the Recitals hereto.

"Bank" has the meaning set forth in the Recitals hereto.

"Barclays" has the meaning set forth in the Recitals hereto.

"Borrower Pledge Agreement" means that certain Pledge Agreement dated as of October 13, 2005 between the Borrower and the Agent for the benefit of the Banks and all amendments, supplements and other modifications thereto.

"Borrowing Base" on the date of any computation thereof means the sum of (i) 75% of the face amount of the Eligible Receivables, (ii) 50% of the lower of cost or market value of Eligible Poultry Inventory, (iii) 50% of the lower of cost or market value of Eligible Egg and Egg Product Inventory, (iv) 80% of the lower of cost or market value of Eligible Feed Inventory (excluding silage), (v) 75% of the market value of unhedged Eligible Livestock, (vi) 85% of the market value of hedged and forward priced Eligible Livestock and (vii) 100% of the value of the commodity futures margin account deposits in which the Agent has been assigned an interest by the Borrower or any of its Subsidiaries.

"Borrowing Base Certificate" means a certificate setting forth the information and calculations necessary to determine the Borrowing Base, in substantially the form of Exhibit B, signed by the chief financial officer or the President of the Borrower and each of the Guarantors.

"Business Day" means any day other than a Saturday, Sunday or a public or bank holiday or the equivalent for banks generally under the laws of the State of New York, the State of Mississippi or the State of Illinois.

"CM Partnership" means Cal-Maine Partnership, Ltd., a Texas limited partnership.

"CMF of Kansas" means CMF of Kansas-LLC, a Delaware limited liability company.

"Collateral" means the "Revolving Collateral" as defined in the Intercreditor Agreement.

"Collateral Documents" the "Revolving Security Documents" as defined in the Intercreditor Agreement.

"Consolidated Security Agreement" has the meaning set forth in the Recitals hereto and is substantially in the format of Exhibit C to the Existing Credit Agreement.

"Credit Liabilities" means, at any time, all fixed and contingent liabilities of the Banks under Letters of Credit.

"Dairy Facility Reimbursement Agreement" has the meaning specified in the Recitals hereto.

"Debt" has the meaning specified in Section 5.01(j).

"Debt to EBITDA Ratio" means the ratio, calculated as of the last day of each Fiscal Quarter, of (i) Total Funded Debt (as defined in Section 5.01(j)) outstanding as of such day to (ii) EBITDA, as defined below and as calculated for the twelve month period then ended. The term "EBITDA" means, for any period, the sum of (A) the net income of Borrower and the Subsidiaries determined on a consolidated basis for such period plus (B), to the extent deducted in determining net income, the sum of: (i) all cash franchise and income taxes paid or payable by Borrower and the Subsidiaries during such period; (ii) depreciation and amortization expenses for such period; plus (iii) all cash interest paid or payable by Borrower and the Subsidiaries for such period.

"Default Rate" means a daily fluctuating interest rate which is equal to the lesser of (a) 4-1/2% per annum above the 30 day Term Federal Funds Rate or (b) the Maximum Permissible Rate. Each change in such daily fluctuating interest rate shall take effect simultaneously with the corresponding change in the Term Federal Funds Rate, as applicable, as determined by Rabobank in its sole discretion at 12:00 Noon (New York City time).

"Eligible Egg and Egg Product Inventory" means all eggs and egg products of Borrower and the other Pledgors including shell eggs (both processed and unprocessed), liquid, dried and frozen eggs, and all ingredients used in egg products, such as salt, sugar and syrup, and all packing and other supplies used in the production of eggs and processing of shell eggs, in which Agent has a perfected first priority security interest.

"Eligible Feed Inventory" means all feed of Borrower and the other Pledgors, including shelled corn and other feed grains, soybean meal, feed additives and chemicals used in the manufacture of feed, and processed "finished" feed, in which Agent has a perfected first priority security interest. Eligible Feed Inventory shall not include any silage.

"Eligible Livestock" means all grazing cattle on pasture and cattle of Borrower and the other Pledgors in a feedlot and all dairy cattle of Borrower and the other Pledgors of whatsoever age, in which Agent has a perfected first priority security interest.

"Eligible Poultry Inventory" means all live poultry and chickens of Borrower and the other Pledgors, including broilers, pullets, layers, breeders and recycles, in which Administrative Agent has a perfected first priority security interest.

"Eligible Receivable" means the indebtedness arising out of a sale of goods or the performance of services by the Borrower or another Pledgor to a third party in the ordinary course of business (i.e., not including any non-trade accounts receivable or those accounts receivable that do not otherwise arise from goods sold or services performed in the ordinary course of business) in which Agent has a perfected first priority security interest, and may include the right to payment of any interest or finance charges and other obligations of such third party with respect thereto:

(i) which is required to be paid in full within 60 days of the original billing date therefor;

(ii) as to which any payment, or part thereof, does not remain unpaid for more than 60 days from the original due date for such payment and which would, in the ordinary course of business of the Borrower or a Pledgor, not be written off as uncollectible;

(iii) which is an account receivable representing all or part of the sales price of goods or services;

(iv) which is an "account" within the meaning of the UCC of the State of New York;

(v) which is denominated and payable only in United States dollars in the United States; and

(vi) which complies, on and after the 30th day following notice by any Bank to the Borrower of any other criteria or requirements, with such other criteria and requirements as any Bank shall have specified in such notice.

"Existing Advances" has the meaning set forth in Section 1.01 hereto.

"Existing Credit Agreement" has the meaning set forth in the Recitals hereto.

"Existing Collateral Documents" has the meaning set forth in the Recitals hereto.

"Existing Properties" has the meaning set forth in the Recitals hereto.

"First South" has the meaning set forth in the Recitals hereto.

"Fiscal Quarters" means the four (4) periods falling in each Fiscal Year, each such period being thirteen (13) or fourteen (14) weeks in duration, as applicable, with the first such period in any Fiscal Year beginning on the first day of such Fiscal Year and the last such period in any Fiscal Year ending on the last Saturday closest to May 31.

"Fiscal Year" means the 52 or 53 week period, as the case may be, beginning on the date which is one day after the date of the preceding Fiscal Year end, and ending on the Saturday closest to May 31.

"Guarantors" means each of Cal-Maine Farms, Inc., a Delaware corporation, CM Partnership, CMF of Kansas, South Texas Applicators, Inc., Southern Equipment Distributors, Inc., and each Subsidiary that hereafter executes and delivers a Subsidiary Joinder Agreement, and any reference to either or both Guarantors in any Loan Documents shall mean a reference to any or all of the Guarantors, as applicable. The term "Guarantor" shall not include Hillandale, LLC nor American Egg Products LLC.

"Harris" means Harris Trust and Savings Bank.

"Harris Term Agreement" means that certain Secured Term Credit Agreement dated as of January 27, 2000 between the Borrower and Harris (as such agreement has been amended and as such agreement may be further amended or otherwise modified).

"Hillandale Security Agreement" means that certain Security Agreement dated as of October 13, 2005 between Hillandale, LLC and the Agent for the benefit of the Banks and all amendments, supplements and other modifications thereto.

"Hillandale Term Loan" means a term loan originally extended in 2005 in an original principal amount not to exceed $28,000,000 secured by real property owned by Hillandale, LLC and the improvements, fixtures and equipment located thereon and related thereto and certain other assets specifically related thereto, the proceeds of which were or are to be used to refinance the then existing Debt of Hillandale, LLC.

"Intercreditor Agreement" means that Third Amended and Restated Intercreditor Agreement dated as of March 31, 2004 among Agent, the Banks and the Noteholders as consented and agreed to by the Borrower and the Guarantors and as the same may be amended or otherwise modified.

"Interest Period" has the meaning set forth in Section 1.05(b).

"Letters of Credit" means the letters of credit issued by Rabobank for the account of Borrower pursuant to Article I hereof and the letter of credit issued under the terms of the Existing Credit Agreement and outstanding on the date hereof Number SB 14287 with an amount available to be drawn upon thereunder equal to $1,600,000. The term "Letter of Credit" shall not include and this agreement shall not govern any letter of credit issued by Rabobank for the account of Borrower in connection with any industrial revenue or industrial development bond financings and specifically such term shall not include the letter of credit issued pursuant to the Dairy Facility Reimbursement Agreement.

"Lien" means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

"Loan Documents" means this Agreement (as it may be amended or otherwise modified from time to time), the Notes, the Amended Guaranty Agreement, the Consolidated Security Agreement, the Hillandale Security Agreement, the Borrower Pledge Agreement, the Intercreditor Agreement, and all other certificates and documents delivered by the Borrower or any of its Subsidiaries hereunder or under the terms of any of the foregoing documents.

"Loan Party" means the Borrower and each of the Guarantors.

"Louisiana Collateral Documents" has the meaning set forth in the Recitals hereto.

"Maximum Permissible Rate" has the meaning set forth in Section 1.05(a).

"Mortgages" means the Shared Mortgages and the New Mortgages which constitute Separate Security Documents, as all such capitalized terms are defined in the Intercreditor Agreement.

"New Properties" has the meaning set forth in the Recitals hereto.

"Note" has the meaning set forth in Section 1.07.

"Note Agreement" has the meaning set forth in the Recitals hereto.

"Obligations" means all obligations, indebtedness, and liabilities of the Borrower to the Administrative Agent and the Banks, or any of them, arising pursuant to any of the Loan Documents, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower to repay the Advances, interest on the Advances, the Credit Liabilities, and all fees, costs, and expenses (including attorneys' fees) provided for in the Loan Documents.

"Original Revolving Credit Agreement" has the meaning set forth in the Recitals hereto.

"Parent Borrowing Base" means the Borrowing Base valuation of the Borrower's personal property Collateral only.

"Pledge Agreement" has the meaning set forth in the Recitals hereto.

"Pledgors" means Borrower, the Guarantors and Hillandale, LLC.

"Previous Term Loan Agreement" has the meaning set forth in the Recitals hereto.

"Principal Office" means the principal office of the Administrative Agent, presently located at 245 Park Avenue, 36th Floor, New York, New York 10167-0062.

"Properties" has the meaning set forth in the Recitals hereto.

"Rabobank" has the meaning set forth in the Introduction hereto.

"Repayment Date" means the Termination Date.

"Revolving Credit Commitment" means, as to each Bank, the obligation of such Bank to make the Advances to be made pursuant to Section 1.01 in a principal amount not exceeding Twenty-Two Million Eight Hundred Fifty Seven Thousand One Hundred Forty Two and 86/100 Dollars ($22,857,142.86) with respect to Rabobank, a principal amount not exceeding Eleven Million Four Hundred Twenty Eight Thousand Five Hundred Seventy One and 43/100 Dollars ($11,428,571.43) with respect to Harris and a principal amount not exceeding Five Million Seven Hundred Fourteen Thousand Two Hundred Eighty Five and 71/100 Dollars ($5,714,285.71) respect to First South, as the same may be reduced or terminated pursuant to Section 1.04 or Section 6.02.

"Subsidiary" means any corporation or other business entity (including, without limitation, a general partnership or limited partnership) of which more than 50% of the outstanding capital stock or other equity interest having ordinary voting power to elect a majority of the Board of Directors (or similar governing body) of such corporation or other business entity (irrespective of whether or not at the time capital stock of any other class or classes of such corporation or other equity interest shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

"Subsidiary Joinder Agreement" means a Subsidiary Joinder Agreement in substantially the form of Exhibit A to the Amended Guaranty Agreement.

"Term Federal Funds Rate" for any Interest Period for any Advance means an interest rate per annum equal at all times during such Interest Period to the rate of interest at which Rabobank, as a branch of a foreign bank, in its sole discretion, can acquire federal funds in the interbank term federal funds market in New York City or other funding sources available to Rabobank, through brokers of recognized standing at the time the Borrower specifies the Interest Period for such Advance, on the date of such Advance, for a period equal to such Interest Period for such Advance and, if applicable in the amount of such Advance.

"Termination Date" means December 31, 2007 or the date of the earlier termination in whole of the Revolving Credit Commitment pursuant to Sections 1.04 or 6.02.

Section 7.02  Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the audited financial statements referred to in Section 4.01(e), and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

Article VIII.

The Administrative Agent

Section 8.01  Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its affiliates, officers, directors, employees, attorneys, or agents shall be liable for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with this Agreement or any of the other Loan Documents except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, the Administrative Agent (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (ii) shall have no duties or responsibilities except those expressly set forth in this Agreement applicable to the Administrative Agent in such capacity, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Bank; (iii) shall not be required to initiate any litigation or collection proceedings hereunder except to the extent requested by the Banks; (iv) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any individual, corporation, business trust, association, company, partnership, joint venture, governmental authority, or other entity to perform any of its obligations hereunder; (v) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting hereunder in accordance with instructions signed by Banks, and such instructions of Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 8.02  Rights of Administrative Agent as a Bank. With respect to its Revolving Credit Commitment, the Advances made by it, the Note issued to it and any Letter of Credit, Rabobank (and any successor acting as Administrative Agent) in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Administrative Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, act as trustee under indentures of, provide merchant banking services to, and generally engage in any kind of banking, trust, or other business with the Borrower or any of its Subsidiaries and any other Person who may do business with or own securities of the Borrower or any of its Subsidiaries, all as if it were not acting as the Administrative Agent and without any duty to account therefor to the Banks.

Section 8.03  Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default (other than the non-payment of principal of or interest on the Advances or of any fees) unless the Administrative Agent has received notice from a Bank or the Borrower specifying such Event of Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of an Event of Default, the Administrative Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). The Administrative Agent shall (subject to Section 8.01) take such action with respect to such Event of Default as shall be directed by the Banks, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall seem advisable and in the best interest of the Banks.

Section 8.04  Indemnification. The Banks indemnify the Administrative Agent from and hold the Administrative Agent harmless against (to the extent not reimbursed under Section 9.04, but without limiting the obligations of the Borrower under Section 9.04), ratably in accordance with their respective Revolving Credit Commitments, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, deficiencies, suits, costs, expenses (including attorneys' fees), and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any of the Loan Documents or any action taken or omitted to be taken by the Administrative Agent under or in respect of any of the Loan Documents; provided, further, that no Bank shall be liable for any portion of the foregoing to the extent caused by the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, it is the express intention of the Banks that the Administrative Agent shall be indemnified hereunder from and held harmless against all of such liabilities, obligations, losses, damages, penalties, actions, judgments, deficiencies, suits, costs, expenses (including attorneys' fees), and disbursements of any kind or nature directly or indirectly arising out of or resulting from the sole or contributory negligence of the Administrative Agent. Without limiting any other provision of this Section, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its pro rata share (calculated on the basis of the Revolving Credit Commitments) of any and all out-of-pocket expenses (including attorneys' fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, the Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

Section 8.05  Independent Credit Decisions. Each Bank agrees that it has independently and without reliance on the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any Loan Party of this Agreement or any other Loan Document or to inspect the properties or books of the Borrower or any Loan Party. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other financial information concerning the affairs, financial condition or business of the Borrower or any Loan Party (or any of their affiliates) which may come into the possession of the Administrative Agent or any of its affiliates.

Section 8.06  Several Commitments. The Revolving Credit Commitments and other obligations of the Banks under this Agreement are several. The default by any Bank in making an Advance in accordance with its Revolving Credit Commitment shall not relieve the other Banks of their obligations under this Agreement. In the event of any default by any Bank in making any Advance, each non-defaulting Bank shall be obligated to make its Advance but shall not be obligated to advance the amount which the defaulting Bank was required to advance hereunder. In no event shall any Bank be required to advance an amount or amounts which would in the aggregate exceed such Bank's Revolving Credit Commitment. No Bank shall be responsible for any act or omission of any other Bank.

Section 8.07  Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Administrative Agent may be removed if it fails to perform any of its obligations hereunder. Upon any such resignation or removal, the other Banks will have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Banks and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation or the Banks' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any State thereof and having combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000). Upon the acceptance of its appointment as successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges, immunities, and duties of the resigning or removed Administrative Agent, and the resigning or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Administrative Agent's resignation or removal as Administrative Agent, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was the Administrative Agent.

Section 8.08  Administrative Agent Fee. The Borrower agrees to pay to the Administrative Agent the administrative fee described in the fee letter dated as of the date hereof between the Borrower and the Administrative Agent.

Article IX.

Miscellaneous

Section 9.01  Amendments, etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Banks and the Administrative Agent and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.02  Notices, etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic and telecopy communications) and mailed or telegraphed or delivered, if to the Borrower, at its address at 3320 Woodrow Wilson Drive, Jackson, Mississippi 39209; Attention: Bobby J. Raines, Vice President and if to Rabobank or the Administrative Agent, at its address at 245 Park Avenue, New York, New York 10167; Attention: Corporate Services, with a copy to 1201 West Peachtree Street, Atlanta, Georgia 30309-3400; Attention: Richard J. Beard; and if to First South Farm Credit, ACA at its address at 713 South Pear Orchard Road, Suite 102, Ridgeland, Mississippi 39157 and at its address at P. O. Box 1770, Ridgeland, Mississippi 39158-1770; Attention: Andrew Mangialardi; and if to Harris, at its address at 111 West Monroe, Chicago, Illinois 60603; Attention: Agribusiness Division, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed or telegraphed, be effective when deposited in the mails or delivered to the telegraph company, respectively, addressed as aforesaid, except that notices to the Administrative Agent and/or the Banks, as applicable, pursuant to the provisions of Article II shall not be effective until received by such entity.

Section 9.03  Waiver; Remedies. No failure on the part of the Administrative Agent or any Bank to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.04  Expenses and Taxes.

(a)  The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Banks, Agent, and the Administrative Agent and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Banks, Agent, and the Administrative Agent as to its rights and responsibilities under the Loan Documents, and all costs and expenses (including counsel fees and expenses) in connection with the administration and enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents including, without limitation, all costs and expenses incurred by the Administrative Agent and any Bank in connection with any inspections of the Collateral and the Borrower's and Guarantors' other properties, books and records. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording, of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save the Administrative Agent and the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

(b)  If, as a result of a payment made by the Borrower due to acceleration of the maturity of the Advances and the Notes pursuant to Section 6.02, mandatory or voluntary prepayment or due to any other reason, any Bank receives payment of any principal amount of any Advance on a day other than the last day of the Interest Period for such Advance, the Borrower shall pay to such Bank on demand that amount, if any, required to compensate such Bank for additional losses, costs or expenses which it may accrue as a result of such payment (as determined in good faith in the sole discretion of such Bank), including, without limitation, an amount equal to the losses, if any, on the reinvestment of the amounts prepaid, which for purposes of this Agreement shall be deemed equal to the difference between the interest rate in effect hereunder on the amounts prepaid as of the date of such prepayment and the interest rate at which such Bank reinvests such amounts, multiplied by such amounts prepaid and a fraction, the numerator of which is the number of days (including the first day but excluding the last day) from the date of prepayment through the last day of the applicable Interest Period and the denominator of which is 360.

Section 9.05  Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under any Loan Document, irrespective of whether or not the Administrative Agent or such Bank shall have made any demand under such Loan Document and although such Obligations may be unmatured or contingent. Each Bank agrees promptly to notify the Borrower (with a copy to the Administrative Agent) after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights and remedies of each Bank under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

Section 9.06  Severability of Provisions. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 9.07  Binding Effect; Governing Law. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and all of the Banks. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.08  Consent to Jurisdiction; Process Agent.

(a)  The Borrower hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower hereby irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 1633 Broadway, New York, New York 10019, as its agent to receive on behalf of the Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service on the Process Agent may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent, at the Process Agent's above address and the Borrower hereby irrevocably directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by any other method permitted by applicable law. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

(b)  Nothing in this Section shall affect the right of the Administrative Agent or the Banks to serve legal process in any other manner permitted by law or affect its right to bring any action or proceeding against the Borrower or its property in any other court.

Section 9.09  Security. The obligations of the Borrower under this Agreement are guaranteed by the Amended Guaranty Agreement and secured by the Consolidated Security Agreement.

Section 9.10  Entire Agreement; Amendment and Restatement; Ratification; Release. This Agreement amends and restates in its entirety the Existing Credit Agreement, which amended and restated in its entirety the Original Revolving Credit Agreement. The execution of this Agreement, the Notes, and the other Loan Documents executed in connection herewith does not extinguish the indebtedness outstanding in connection with the Existing Credit Agreement and the Original Revolving Credit Agreement nor does it constitute a novation with respect to such indebtedness. At all times during the period prior to the date hereof, all of the provisions of the Existing Credit Agreement are hereby ratified and confirmed and shall remain in full force and effect. Any reference in any Loan Document to the Existing Credit Agreement is hereby amended to be a reference to this Agreement. The Borrower, the Guarantors, the Administrative Agent, Rabobank, First South, and Harris ratify and confirm each of the Loan Documents entered into prior to the Closing Date (but excluding the Existing Credit Agreement) and agree that such Loan Documents continue to be legal, valid, binding and enforceable in accordance with their respective terms, except as modified hereby. This Agreement and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements (including the Existing Credit Agreement), representations and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. THE BORROWER AND EACH GUARANTOR (BY ITS EXECUTION OF THIS AGREEMENT), REPRESENTS AND WARRANTS THAT AS OF THE DATE HEREOF THERE ARE NO CLAIMS OR OFFSETS AGAINST OR DEFENSES OR COUNTERCLAIMS TO ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. TO INDUCE THE ADMINISTRATIVE AGENT AND THE BANKS TO ENTER INTO THIS AGREEMENT, EACH OF THE BORROWER AND THE GUARANTORS WAIVES ANY AND ALL CLAIMS, OFFSETS, DEFENSES OR COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE DATE HEREOF AND HEREBY RELEASES THE ADMINISTRATIVE AGENT AND THE BANKS AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ATTORNEYS (COLLECTIVELY THE "RELEASED PARTIES") FROM ANY AND ALL OBLIGATIONS, INDEBTEDNESS, LIABILITY, CLAIMS, RIGHTS, CAUSES OF ACTION OR DEMANDS WHATSOEVER, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED WHICH THE BORROWER OR THE GUARANTORS EVER HAD, NOW HAS, CLAIMS TO HAVE OR MAY HAVE AGAINST ANY RELEASED PARTY ARISING PRIOR TO THE DATE HEREOF AND FROM OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 9.11  Waiver. Subject to the satisfaction of the conditions precedent set forth in Article III, each of the Banks waives the Existing Defaults and agrees not to exercise any rights or remedies available as a result of the occurrence thereof. To induce the Administrative Agent and the Banks to agree to the foregoing waiver, the Borrower and the Guarantors agree that the waiver specifically described herein shall not constitute and shall not be deemed a waiver of any other event of default under any Loan Document or any other event that with the giving of notice or lapse of time or both would constitute such an event of default, whether arising as a result of the further violation of the Total Funded Debt to Total Capitalization Covenant, the Guaranteed Indebtedness Covenant, the Note Agreement, the Dairy Facility Reimbursement Agreement or otherwise, or a waiver of any rights or remedies arising as a result of such other events of default or other such events. The failure to comply with the Total Funded Debt to Total Capitalization Covenant or the Guaranteed Indebtedness Covenant at any time after the date hereof and the occurrence of an event of default under the Note Agreement or Dairy Facility Reimbursement Agreement, in each case, other than as described in the definition of Existing Defaults, shall constitute an event of default under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CAL-MAINE FOODS, INC.

By:

Name B. J. Raines Title Vice President

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK NEDERLAND", NEW YORK BRANCH, as the Administrative Agent and a Bank

By:

Name Title

By:

Name Title

FIRST SOUTH FARM CREDIT, ACA

By:

Name Title

HARRIS TRUST AND SAVINGS BANK

By:

Name Title

GUARANTOR CONSENT

Each Guarantor: (i) consents and agrees to this Second Amended and Restated Revolving Credit Agreement including without limitation, Section 9.10(a) and 9.11; (ii) agrees that the Amended Guaranty Agreement, Consolidated Security Agreement, and the Mortgages to which it is a party shall remain in full force and effect and shall continue to be the legal, valid, and binding obligation of such Guarantor enforceable against it in accordance with its terms; and (iii) agree and acknowledge that the obligations, indebtedness and liability secured or guaranteed by the Amended Guaranty Agreement, the Consolidated Security Agreement and the Mortgages to which it is a party include the "Obligations" as defined herein.

GUARANTORS

CAL-MAINE FARMS, INC.

By:

Name B. J. Raines Title Vice President

CAL-MAINE PARTNERSHIP, LTD.

By:

Name Cal-Maine Foods, Inc. Title General Partner
By:

Name B. J. Raines Title Vice President

CMF OF KANSAS - LLC

By:

Name Cal-Maine Foods, Inc. Title Managing Member
By:

Name B. J. Raines Title Vice President

SOUTHERN EQUIPMENT DISTRIBUTORS, INC.

By:

Name Title

SOUTH TEXAS APPLICATORS, INC.

By:

Name Title

CONSENT OF NOTEHOLDERS

The undersigned Noteholders hereby consent to the amendment to the terms "Borrowing Base", "Eligible Accounts," and "Eligible Livestock" contemplated by this Second Amended and Restated Revolving Credit Agreement for purposes of permitting such amendment and restatement in light of the restriction on amendments thereto contained in Section 5.3 of the Intercreditor Agreement.

Executed as of the date first written above.

FIRST SOUTH FARM CREDIT ACA (formerly known as First South ACA, which was formerly known as First South Production Credit Association)

By:

Name Andrew Mangialardi Title Commercial Loan Officer

METROPOLITAN LIFE INSURANCE COMPANY

By:

Name Title

INDEX OF EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A	-	Form of Promissory Note

Exhibit B	-	Borrowing Base Certificate

Exhibit C	-	Compliance Certificate

Exhibit D	-	Franklin County Modification of Mortgage

Exhibit E	-	Hinds County First Modification of Mortgage

Exhibit B to Ninth Amendment	-	Borrower Pledge Agreement

Exhibit C to Ninth Amendment	-	Hillandale Security Agreement

Schedules:

Schedule 1	-	Amendments to Existing Credit Agreement

Schedule 2	-	Mortgages